                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
                           CRYSTAL GAS STORAGE, INC.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
   1. Title of each class of securities to which transaction applies: CRYSTAL GAS STORAGE, INC. COMMON STOCK, $.01 PAR VALUE PER SHARE
   2. Aggregate number of securities to which transaction applies: 2,668,122
   3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $57.00 (DETERMINED THROUGH NEGOTIATION)
   4. Proposed maximum aggregate value of transaction: $152,082,954.00
   5. Total fee paid: $30,416.59
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   1. Amount Previously Paid:
   2. Form, Schedule or Registration Statement No.:
   3. Filing Party:
   4. Date Filed:

                           [CRYSTAL GAS STORAGE LOGO]

                           CRYSTAL GAS STORAGE, INC.
                                229 MILAM STREET
                          SHREVEPORT, LOUISIANA 71101

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON
                           DECEMBER           , 1999

     Notice is hereby given that a Special Meeting of Shareholders of Crystal Gas Storage, Inc., a Louisiana corporation ("Crystal"), will be held on December
  , 1999, at 9:00 a.m., Houston, Texas time, at 1301 McKinney, Suite 5100, Houston, Texas, for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 15, 1999, among El Paso Energy Corporation ("El Paso Energy"), El Paso Energy Acquisition Co., a subsidiary of El Paso Energy ("El Paso Sub"), and Crystal pursuant to which Crystal will be merged into El Paso Sub.

        2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the merger or consolidation is effected upon approval by less than eighty percent of the corporation's total voting power. The procedural requirements are summarized under "Dissenters' Rights" in the accompanying proxy statement.

     The accompanying notice of meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully.

     Only those persons who were holders of record of Crystal common stock at
the close of business on November   , 1999, will be entitled to notice of, and
to vote at, the special meeting and any adjournment or postponement of the special meeting.

     THE CRYSTAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.

     The Crystal Board of Directors welcomes the personal attendance of shareholders at the meeting. However, whether or not you expect to be present at the meeting, please fill in, date and sign the enclosed proxy and return it to Crystal in the enclosed envelope, which requires no postage if mailed in the United States.

                                          By Order of the Board of Directors,

                                          /s/ J. A. Ballew

                                          J. A. Ballew
                                          Secretary
Dated: November   , 1999

                           CRYSTAL GAS STORAGE, INC.
                                229 MILAM STREET
                          SHREVEPORT, LOUISIANA 71101
                      ------------------------------------
                                PROXY STATEMENT
                      ------------------------------------

                               NOVEMBER   , 1999

     This proxy statement is being furnished in connection with a solicitation of proxies by the Board of Directors of Crystal Gas Storage, Inc., a Louisiana corporation ("Crystal"), to be used at a Special Meeting of Shareholders of Crystal to be held on December , 1999, at 9:00 a.m., Houston, Texas time, at 1301 McKinney, Suite 5100, Houston, Texas, for approval of a proposed merger with El Paso Energy Acquisition Co. ("El Paso Sub"), a wholly owned subsidiary of El Paso Energy Corporation ("El Paso Energy").

     Under the terms of the merger, the shareholders of Crystal will receive $57.00 in cash, without interest, in exchange for each share of common stock,
par value $.01 per share, of Crystal they own on December   , 1999. In the
merger, Crystal will be merged into El Paso Sub, with El Paso Sub being the surviving corporation and a wholly owned subsidiary of El Paso Energy.

     It is expected that prior to the date of the special meeting, Crystal will send a notice of redemption to the holders of Crystal's outstanding $.06 Senior Convertible Voting Preferred Stock, par value $.01 per share, and will deposit funds necessary to redeem the preferred stock so that, under Louisiana law, the preferred stock will not be considered to be outstanding for voting purposes at the special meeting. Under the terms of the preferred stock, Crystal has the right to redeem each share for $1.00 per share upon not less than 30 days written notice.

     Under Louisiana law and Crystal's Amended and Restated Articles of Incorporation, as amended, two-thirds of the outstanding voting power of Crystal must vote in favor of the merger if it is to be approved. The shares of Crystal common stock subject to the Shareholders Agreements described herein and the shares owned by directors and executive officers of Crystal represent approximately 65.1% of Crystal's total outstanding voting power as of October 25, 1999. Therefore, if the directors and executive officers vote their shares, representing approximately 1.1% of Crystal's total outstanding voting power, for the merger (as they have indicated they will) and the shares subject to the Shareholders Agreements, representing approximately 64% of Crystal's outstanding voting power, are voted by the holders thereof for the merger (as required by the Shareholders Agreements), only the approval of approximately an additional 1.6% of Crystal's total voting power will be required to approve the merger.

     The Crystal Board of Directors unanimously recommends that you vote FOR the approval and adoption of the Agreement and Plan of Merger.

     Crystal common stock trades on the American Stock Exchange under the symbol "COR." On October 29, 1999, the closing sale price of the Crystal common stock was $54, as reported by the American Stock Exchange.

     This proxy statement and the related materials are first being mailed to
the shareholders of Crystal on or about November   , 1999.

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Questions and Answers About the
Merger.................................       3
Summary................................       6
  The Companies........................       6
  The Special Meeting..................       7
  The Merger...........................       9
The Companies..........................      12
  Crystal Gas Storage, Inc.............      12
  El Paso Energy Corporation...........      12
  El Paso Energy Acquisition Co........      12
The Special Meeting....................      13
  General..............................      13
  Record Date and Voting...............      13
  Required Vote........................      13
  Shareholders Agreements..............      14
  Proxies; Revocation..................      14
  Adjournments or Postponements........      15
The Merger.............................      16
  Background of the Merger.............      16
  Crystal's Reasons for the Merger;
     Recommendation of the Crystal
     Board.............................      16
  Opinion of Goldman Sachs.............      18
  Material Federal Income Tax
     Consequences......................      23
  Governmental and Regulatory
     Approvals.........................      24
  Accounting Treatment.................      24
  Interests of Certain Persons in the
     Merger; Possible Conflicts of
     Interest..........................      25
The Merger Agreement...................      27
  Structure and Effective Time.........      27
  Merger Consideration.................      27
  Payment Procedures...................      27

                                           PAGE
                                           ----
  Treatment of Crystal Stock Options...      27
  Directors and Officers...............      27
  Representations and Warranties.......      28
  Covenants; Conduct of the Crystal
     Business Prior to the Merger......      29
  No Solicitation of Acquisition
     Transactions......................      30
  Employee Benefits....................      31
  Best Efforts.........................      32
  Indemnification......................      32
  Conditions to the Merger.............      33
  Termination or Amendment.............      34
  Termination Fees.....................      34
  Expenses.............................      35
  Amendment and Waiver.................      35
Dissenters' Rights.....................      36
Summary Historical Financial Data......      38
Price Range of Common Stock............      39
Principal Shareholders.................      40
Security Ownership of Management.......      42
Forward-Looking Statements.............      44
Where You Can Find More Information....      44
Incorporation of Certain Documents By
  Reference............................      44
Shareholder Proposals..................      45
Other Information......................      45
Annex A -- Merger Agreement............     A-1
Annex B -- Opinion of Goldman,
  Sachs & Co...........................     B-1
Annex C -- Selected Provisions of the
  Louisiana Business Corporations
  Act..................................     C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers highlight selected information regarding the merger described in this proxy statement. These questions and answers may not address all questions that may be important to you as a Crystal shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, "we", "our" and "us" refer to Crystal Gas Storage, Inc.

Q:  WHAT IS THE PROPOSED TRANSACTION?

     A: Crystal Gas Storage, Inc. will be merged into El Paso Sub, with El Paso Sub surviving as a wholly owned subsidiary of El Paso Energy.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

     A: As a holder of Crystal common stock, you will receive $57.00 in cash, without interest, in exchange for each share of Crystal common stock that you own.

Q: WHY IS THE BOARD OF DIRECTORS OF CRYSTAL RECOMMENDING THAT I VOTE IN FAVOR OF THE MERGER?

     A: In the opinion of Crystal's Board of Directors, the merger is in the best interests of Crystal and its shareholders. A more detailed description of the background and reasons for the merger appears on pages 16 to 18. Therefore, the Crystal Board of Directors unanimously recommends that you vote FOR the approval and adoption of the Agreement and Plan of Merger.

Q:  WILL I OWE TAXES AS A RESULT OF THE MERGER?

     A: The merger will be a taxable transaction for all holders of Crystal common stock. As a result, the cash you receive in the merger for your shares of Crystal common stock and any cash you receive from exercising your dissenters' rights will be subject to United States federal income tax and also may be taxed under applicable state, local and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive and (2) the tax basis of your shares of Crystal common stock. Refer to the section entitled "The Merger -- Material Federal Income Tax Consequences" on pages 23 and 24 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:  WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

     A: Holders of record of Crystal common stock as of the close of business on
November      , 1999 are entitled to vote at the special meeting. Each Crystal shareholder has one vote for each share of Crystal common stock owned on
November      , 1999.

Q:  WHAT VOTE IS REQUIRED FOR THE CRYSTAL SHAREHOLDERS TO APPROVE THE MERGER?

     A: In order for the merger to be approved, the holders of at least a majority of the outstanding shares of Crystal common stock must be present in person or by proxy at the special meeting and the holders of at least two-thirds of the Crystal common stock outstanding must vote FOR the merger.

Q:  WHAT WILL HAPPEN TO THE CRYSTAL PREFERRED STOCK?

     A: We expect that, prior to date of the special meeting, we will send a notice of redemption to the holders of outstanding Crystal $.06 Senior Convertible Voting Preferred Stock, par value $.01 per share, and will deposit funds necessary to redeem the preferred stock so that, under Louisiana law, the preferred stock will not be considered to be outstanding for voting purposes at the special meeting. Therefore, each share of preferred stock issued and outstanding at the effective time of the merger will be converted into one share of senior preferred stock of the surviving corporation having terms identical to the terms of the Crystal preferred stock.

Q:  WHAT HAVE CRYSTAL'S MAJORITY SHAREHOLDERS SAID REGARDING THE MERGER?

     A: George Soros and Soros Fund Management LLC ("SFM LLC"), as investment advisor to Quantum Fund N.V. and Quantum Partners LDC, have each entered into a Shareholders Agreement dated October 15, 1999 (the "Shareholders Agreements") relating to an aggregate of 1,708,713 shares of Crystal common stock and 3,971,260 shares of Crystal preferred stock held by them. The shares of Crystal common stock subject to the Shareholders Agreement represent approximately 64% of Crystal's outstanding voting power. Pursuant to the Shareholders Agreements, Mr. Soros and SFM LLC have agreed that, unless certain exceptions apply, they will vote their shares in favor of the merger.

Q:  WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

     A: We are working toward completing the merger as quickly as possible. The merger cannot be completed until a number of conditions are satisfied. The most important conditions are approval by Crystal shareholders at the special meeting and compliance with United States federal antitrust laws.

Q:  WHAT DO I NEED TO DO NOW?

     A: After carefully reading and considering the information contained in this proxy statement, please vote your shares of Crystal common stock as soon as possible. You may vote your shares (1) by signing and returning the enclosed proxy card in the enclosed prepaid envelope as soon as possible or (2) by appearing at the special meeting. Your proxy materials include detailed information on how to vote. Because approval of the merger requires the affirmative vote of two-thirds of Crystal's total outstanding voting power, a non-vote is effectively a vote against the merger.

Q:  SHOULD I SEND MY CRYSTAL STOCK CERTIFICATES NOW?

     A: No. After the merger is completed, the surviving corporation in the merger will send you written instructions for exchanging your shares of Crystal common stock. You must return your Crystal stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after El Paso Energy receives your Crystal stock certificates, together with the documents requested in the instructions.

Q: IF MY SHARES ARE HELD FOR ME BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. Your broker will contact you regarding the procedures necessary to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not tell your broker how to vote, your shares will not be voted, which will have the same effect as a vote against the merger.

Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

     A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Secretary of Crystal in writing or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

Q:  WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

     A: Crystal does not expect to ask you to vote on any other matters at the special meeting.

Q:  DO I NEED TO ATTEND THE SPECIAL MEETING IN PERSON?

     A: No. So long as you return your properly completed proxy, it is not necessary for you to attend the special meeting in order to vote your shares, although you are welcome to attend.

Q:  WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED IF I DISSENT FROM THE
    MERGER?

     A: Possibly. Louisiana law does provide you, as a shareholder of a Louisiana corporation, the right to have your shares appraised if you follow the procedures set forth on Annex C, which includes dissenting from the merger. However, if the holders of at least 80% of the outstanding Crystal common stock vote in favor of the merger, under Louisiana law you will not have a right to have your shares appraised.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

     A: If you have any questions about the merger after reading this proxy statement, you should contact J. A. Ballew at Crystal at (318) 222-7791.

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT CRYSTAL AND EL PASO ENERGY?

     A: Information is available as filed with the Securities and Exchange Commission, the New York Stock Exchange (with respect to El Paso Energy) and the American Stock Exchange (with respect to Crystal).

                                    SUMMARY

     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you as a Crystal shareholder. To understand the merger more fully, you should carefully read this entire document and the documents to which we have referred you.

                                 THE COMPANIES

CRYSTAL GAS STORAGE, INC.
     229 Milam Street
     Shreveport, Louisiana 71101
     (318) 222-7791

     Crystal is primarily engaged in the natural gas storage business, serving our customers' peaking needs for natural gas. Peaking natural gas storage is used when demand for natural gas exceeds the steady supply from producers and seasonal storage operations. We provide these services through our wholly-owned subsidiaries' ownership and operation of two high deliverability natural gas storage facilities. The first facility, acquired by the Company in 1995, is comprised of 73 acres outside of Hattiesburg, Mississippi, and consists of three salt caverns with storage capacity of 5.5 billion cubic feet, or Bcf, of natural gas. The Hattiesburg facility is designed to handle 3.5 Bcf of working gas capacity (that capacity available to customers) and 2.0 Bcf of base gas (that capacity necessary to be in the facility to maintain the deliverability pressure). The second facility, acquired in March 1998, is comprised of 16.5 acres less than one mile from the Hattiesburg facility near Petal, Mississippi and consists of a single high-deliverability natural gas storage cavern with a working gas capacity of approximately 3.2 Bcf. Crystal's customers are primarily well-established utility and local distribution companies with which we have firm storage contracts.

     In addition to our natural gas storage operations, one of our subsidiaries holds various interests in natural gas properties primarily in Louisiana and Arkansas.

     Crystal is a Louisiana corporation that was originally organized in Maryland in 1926 and reincorporated in Louisiana in 1984. In June 1999, we changed our name from "Crystal Oil Company" to "Crystal Gas Storage, Inc." to more accurately reflect the nature of our business.

EL PASO ENERGY CORPORATION
     1001 Louisiana Street
     Houston, Texas 77002
     (713) 420-2131

     El Paso Energy's principal operations include the interstate and intrastate transportation, gathering and processing of natural gas; the marketing of natural gas, power, and other energy-related commodities; power generation; and the development and operation of energy infrastructure facilities worldwide. It owns or has interests in over 40,000 miles of interstate and intrastate pipeline connecting the nation's principal natural gas supply regions to the four largest consuming regions in the United States, namely the Gulf Coast, California, the Northeast and the Midwest. El Paso Energy's natural gas transmission operations include one of the nation's largest mainline natural gas transmission systems which is comprised of the Eastern Pipeline Group and El Paso Natural Gas Company. The Eastern Pipeline Group, representing 30,000 miles of pipe, is comprised of Tennessee Gas Pipeline Company, subsidiary Midwestern Gas Transmission and Southern Natural Gas Company. El Paso Natural Gas Company and its subsidiary Mojave Pipeline Company include about 10,200 miles of pipe. In addition to its interstate transmission services, the company provides related services, including natural gas gathering, products extraction, dehydration, purification, compression, and intrastate transmission. El Paso Energy's marketing activities include the marketing and trading of natural gas, power, and petroleum products, as well as providing integrated price risk management services associated with these commodities. The company also participates in the development and ownership of domestic power generation facilities, and other power-related assets and joint ventures.

     On October 25, 1999, El Paso Energy completed its merger with Sonat, Inc. ("Sonat") in a transaction accounted for as a pooling of interests. Sonat was a diversified energy holding company engaged in domestic oil and natural gas exploration and production, the transmission and storage of natural gas, and natural gas and power marketing.

     On August 1, 1998, El Paso Energy Corporation succeeded El Paso Natural Gas Company as a publicly traded parent corporation in a holding company reorganization. In the reorganization, El Paso Natural Gas Company, a Delaware corporation formed in 1928, and its subsidiaries became direct and indirect subsidiaries of El Paso Energy. El Paso Energy, also a Delaware corporation, was incorporated in 1998.

EL PASO ENERGY ACQUISITION CO.
     1001 Louisiana Street
     Houston, Texas 77002
     (713) 420-2131

     El Paso Sub is a wholly owned subsidiary of El Paso Energy and was formed for the sole purpose of acquiring Crystal through the merger. El Paso Sub is a Delaware corporation that was organized in 1999.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE (PAGE 13)

     The special meeting will be held on December    , 1999 at 9:00 a.m.,
Houston, Texas time, at 1301 McKinney, Suite 5100, Houston, Texas.

PURPOSE (PAGE 13)

     You will be asked to consider and vote upon a proposal to approve the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. The merger agreement provides that Crystal will be merged into El Paso Sub, a subsidiary of El Paso Energy, and each outstanding share of Crystal common stock will be converted into the right to receive $57.00 in cash, without interest. Shares held by Crystal, El Paso Energy or El Paso Sub, or any of their subsidiaries, will be canceled.

     The persons named in the accompanying proxy also will have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to approve the merger.

RECORD DATE AND VOTING POWER (PAGE 13)

     You are entitled to vote at the special meeting if you owned shares of
Crystal common stock at the close of business on November    , 1999, the record
date for the special meeting. You will have one vote for each share of Crystal
common stock you owned on the record date. There are           shares of Crystal
common stock entitled to be voted.

VOTE REQUIRED (PAGE 13)

     Approval of the merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Crystal common stock. In addition, a majority of the votes actually cast will decide any other matter properly brought before the special meeting for a vote of the shareholders unless otherwise required by law or Crystal's Amended and Restated Articles of Incorporation, as amended.

     The shares of Crystal common stock subject to the Shareholders Agreements described herein and the shares owned by directors and executive officers of Crystal represent approximately 65.1% of Crystal's total outstanding voting power as of October 25, 1999. Therefore, if the directors and executive officers vote their shares, representing approximately 1.1% of Crystal's total outstanding voting power, for the merger (as they have indicated they will) and the shares subject to the Shareholders Agreements, representing approximately

64% of Crystal's outstanding voting power, are voted for the merger (as required by the Shareholders Agreements unless certain exceptions apply), only the approval of approximately an additional 1.6% of Crystal's total outstanding voting power will be required to approve the merger.

     It is expected that Crystal will mail a notice of redemption and deposit funds for the redemption of its $.06 Senior Convertible Voting Preferred Stock prior to the date of the special meeting. In that case, the holders of preferred stock will have no voting rights and the preferred shares shall no longer be considered outstanding for voting purposes at the time of the special meeting. If, however, the process of redeeming the preferred stock is not begun prior to the special meeting, each share of common stock shall be entitled to one vote
and each holder of the           outstanding shares of preferred stock on the
record date shall be entitled to .001 of a vote per share.

SHARE OWNERSHIP OF DIRECTOR, EXECUTIVE OFFICERS AND CERTAIN MAJOR SHAREHOLDERS (PAGE 40)

     As of October 25, 1999, the directors and executive officers of Crystal owned 1.1% of the shares of Crystal common stock entitled to vote at the special meeting. Each of them has advised us that he plans to vote all of his shares in favor of the merger.

     George Soros and Soros Fund Management LLC ("SFM LLC"), as investment advisor to Quantum Fund N.V. and Quantum Partners LDC, have each entered into a Shareholders Agreement dated October 15, 1999 (the "Shareholders Agreements") relating to an aggregate of 1,708,713 shares of Crystal common stock and 3,971,260 shares of Crystal $.06 Convertible Voting Preferred Stock held by them. The shares of Crystal common stock subject to the Shareholders Agreement represent approximately 64% of Crystal's total outstanding voting power. Pursuant to the Shareholders Agreements, Mr. Soros and SFM LLC have agreed that, unless certain exceptions apply, they will vote their shares in favor of the merger.

VOTING AND PROXIES (PAGE 14)

     Any Crystal shareholder entitled to vote may vote (1) by returning the enclosed proxy or (2) by appearing at the special meeting.

REVOCABILITY OF PROXY (PAGE 14)

     Any Crystal shareholder who executes and returns a proxy may revoke that proxy at any time before it is voted in any one of the following three ways:

     - filing with the Secretary of Crystal, at or before the special meeting, a written notice of revocation which is dated a later date than the proxy;

     - sending a later-dated proxy relating to the same shares to the Secretary of Crystal, at or before the special meeting; or

     - attending the special meeting and voting in person by ballot.

     Simply attending the special meeting will not constitute revocation of a proxy.

CRYSTAL'S RECOMMENDATION TO SHAREHOLDERS (PAGE 16)

     The Crystal Board of Directors has approved the merger agreement and determined that the merger is advisable, fair to and in the best interests of Crystal and its shareholders. The Board has received an opinion from Goldman, Sachs & Co. to the effect that, as of October 15, 1999, the $57.00 per share in cash to be received by the holders of outstanding shares of Crystal common stock pursuant to the merger agreement was fair from a financial point of view to those holders. The Board recommends that shareholders vote FOR approval of the merger at the special meeting. Officers and directors have interests in the merger that are different from, or in addition to, their interests as Crystal shareholders, including the receipt of certain payments, which may create possible conflicts of interest. These interests are summarized under "The
Merger -- Interests of Certain Persons in the Merger; Possible Conflicts of Interest."

                                   THE MERGER

STRUCTURE OF THE MERGER (PAGE 27)

     Upon the terms and conditions of the merger agreement, Crystal will be merged into El Paso Sub, a wholly owned subsidiary of El Paso Energy.

MERGER CONSIDERATION (PAGE 27)

     Upon completion of the merger, each share of Crystal common stock will be converted into the right to receive $57.00 in cash, without interest. Treasury shares, shares with respect to which dissenters' rights are perfected (if such rights are available) and shares owned by Crystal, El Paso Energy, El Paso Sub or any of their subsidiaries will not be converted into the right to receive $57.00 per share merger consideration.

     Although shares of Crystal's $.06 Senior Convertible Voting Preferred Stock will not be considered outstanding for voting purposes at the time of the special meeting if the notice of redemption and deposit of funds are timely made, the preferred stock will otherwise remain outstanding until the redemption is completed. Therefore, each share of preferred stock issued and outstanding at the effective time of the merger will be converted into one share of senior preferred stock of the surviving corporation having terms identical to the terms of the Crystal preferred stock.

CLOSING OF THE MERGER (PAGE 33)

     Before we can complete the merger, we must satisfy a number of conditions. These include:

     - approval of the merger agreement by the Crystal shareholders;

     - receipt of all necessary consents and approvals and the expiration or early termination of applicable time periods under United States federal antitrust laws;

     - the absence of any legal prohibitions against the merger;

     - material compliance with our representations and agreements under the merger agreement;

     - the closing of Crystal's case under Chapter 11 of the Bankruptcy Code, which had been reopened in 1998 to assist in the administration of environmental claims against Crystal; and

     - the completion of an internal restructuring of Crystal's subsidiaries.

     We expect to merge shortly after all of the conditions to the merger have been satisfied or waived. We expect to complete the merger in the fourth quarter of 1999 or the first quarter of 2000, but we cannot be certain when or if the conditions will be satisfied or waived.

EXCHANGE PROCEDURES (PAGE 27)

     The exchange agent will mail a letter of transmittal with instructions to all record holders of Crystal common stock as of the time of the completion of the merger. You should not surrender your certificates until you have received the letter of transmittal and instructions.

TREATMENT OF CRYSTAL STOCK OPTIONS (PAGE 27)

     The merger agreement provides that all outstanding Crystal stock options will be canceled at the effective time of the merger. Each holder of an option will receive a cash payment of an amount equal to the excess of $57.00 over the exercise price for each share covered by the option, multiplied by the number of shares subject to the option, less applicable withholding taxes. As of October 25, 1999, 192,875 shares of Crystal common stock were issuable upon exercise of outstanding Crystal stock options at a weighted average exercise price of $32.13.

OPINION OF GOLDMAN, SACHS & CO. (PAGE 18 AND ANNEX B)

     Goldman Sachs delivered an opinion to the Crystal Board to the effect that, as of October 15, 1999, the $57.00 per share in cash to be received by the holders of outstanding shares of Crystal common stock pursuant to the merger agreement was fair from a financial point of view to those holders. The opinion of Goldman Sachs does not constitute a recommendation as to how any holder of Crystal common stock should vote with respect to the transaction contemplated by the merger agreement. THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS IS ATTACHED AS ANNEX B. YOU SHOULD READ THE OPINION IN ITS ENTIRETY.

TERMINATION OF THE MERGER AGREEMENT (PAGE 34)

     Crystal and El Paso Energy may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of Crystal have approved it. The merger agreement may also be terminated at any time prior to the effective time of the merger, in some circumstances, including:

     - if the Crystal shareholders fail to approve the merger at the special meeting;

     - if the merger is not completed by March 31, 2000;

     - if any court or governmental agency issues a final order preventing the merger;

     - if, under certain circumstances, the Crystal Board, prior to shareholder approval of the merger, changes its recommendation of the merger agreement or approves a more favorable proposal for which financing is reasonably likely to be available; and

     - if a party to the merger agreement materially breaches its representations or agreements and fails to cure its breach in 30 days.

TERMINATION FEE IF MERGER NOT COMPLETED (PAGE 34)

     We must pay El Paso Energy a termination fee of $7.5 million if the merger agreement is terminated because the Crystal Board changes its recommendation of the merger or approves a more favorable proposal. We must also pay the $7.5 million termination fee if the merger agreement is terminated following receipt or announcement of a takeover proposal and the competing transaction is completed or an agreement for the transaction is signed within 18 months following the termination of the merger agreement.

     In addition, if (1) the merger agreement is terminated by El Paso Energy or Crystal pursuant to certain provisions of the merger agreement or (2) El Paso Energy is entitled to the $7.5 million fee described above, then Crystal shall assume and pay, or reimburse El Paso Energy for, all reasonable and documented fees and expenses incurred by El Paso Energy or El Paso Sub through the date of the termination related to the merger, the merger agreement and the matters contemplated by the merger agreement. These fees shall not exceed a total of $1,000,000 (or $500,000 in the event the $7.5 million fee described above is paid).

INTERESTS OF CERTAIN PERSONS IN THE MERGER; POSSIBLE CONFLICTS OF INTEREST (PAGE
25)

     Some members of Crystal management and the Crystal Board have interests in the merger that are different from or in addition to the interests of Crystal shareholders generally. These interests may create potential conflicts of interest. These different or additional interests relate to provisions in the merger agreement or Crystal employee benefit plans and arrangements regarding:

     - certain change in control severance payments;

     - payments related to non-competition agreements;

     - the treatment of outstanding Crystal stock options;

     - the vesting of benefits under certain Crystal employee benefits plans by reason of the merger; and

     - the indemnification and provision of liability insurance for Crystal directors and officers.

     All of these additional interests, to the extent material, are described below. Except as described below, these persons have, to the knowledge of Crystal, no material interest in the merger apart from those of the Crystal shareholders generally. The Crystal Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

REGULATORY MATTERS (PAGE 24)

     Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be completed until Quantum Fund N.V. and Quantum Partners LDC, as the ultimate parent entities of Crystal, and El Paso Energy have made filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting periods have expired or been
terminated. On November   , 1999, El Paso Energy and the Quantum entities filed
notification reports under the HSR Act with the Federal Trade Commission and the Department of Justice. Under the HSR Act, the merger may not be completed until 30 days after the filing if no further information requests are made, unless the 30 day period is earlier terminated by the Department of Justice and the Federal Trade Commission. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

ACCOUNTING TREATMENT (PAGE 24)

     The merger will be treated as a "purchase" for accounting purposes.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 23)

     The merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the merger in an amount determined by the difference between the cash you receive and your tax basis in Crystal common stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to fully understand how the merger will affect you.

DISSENTERS' RIGHTS (PAGE 36 AND ANNEX C)

     Under Louisiana law, dissenters' rights will not be available to Crystal shareholders if the merger is approved by 80% or more of Crystal's total voting power. If dissenters' rights are available, Crystal shareholders who do not vote in favor of the merger may perfect their dissenters' rights by following the procedures required by Louisiana law to receive, in cash, the fair value of their shares of Crystal common stock in lieu of the $57 merger consideration.

MARKET PRICE OF CRYSTAL COMMON STOCK (PAGE 39)

     Our common stock is listed on the American Stock Exchange under the symbol "COR." On October 14, 1999, the last full trading day prior to the public announcement of the merger agreement, the closing price of Crystal common stock as reported by the American Stock Exchange was $45. On October 29, 1999, the last full trading day prior to the date of this proxy statement, the closing price for Crystal common stock as reported by the American Stock Exchange was $54.

                                 THE COMPANIES

CRYSTAL GAS STORAGE, INC.

     Crystal is primarily engaged in the natural gas storage business, serving our customers' peaking needs for natural gas. Peaking natural gas storage is used when demand for natural gas exceeds the steady supply from producers and seasonal storage operations. We provide these services through our wholly-owned subsidiaries' ownership and operation of two high deliverability natural gas storage facilities. The first facility, acquired by the Company in 1995, is comprised of 73 acres outside of Hattiesburg, Mississippi, and consists of three salt caverns with storage capacity of 5.5 Bcf of natural gas. The Hattiesburg facility is designed to handle 3.5 Bcf of working gas capacity (that capacity available to customers) and 2.0 Bcf of base gas (that capacity necessary to be in the facility to maintain the deliverability pressure). The second facility, acquired in March 1998, is comprised of 16.5 acres less than one mile from the Hattiesburg facility near Petal, Mississippi and consists of a single high-deliverability natural gas storage cavern with a working gas capacity of approximately 3.2 Bcf. The Hattiesburg facility has interconnects to Transco, Tennessee, Koch Gateway and AIM pipelines. The Petal facility has interconnects to Tennessee and Koch Gateway pipelines. Crystal's customers are primarily well-established utility and local distribution companies with which we have firm storage contracts.

     In addition to our natural gas storage operations, Crystal subsidiaries also hold various interests in natural gas properties primarily in Louisiana and Arkansas.

     Crystal is a Louisiana corporation that was originally organized in Maryland in 1926 and reincorporated in Louisiana in 1984. In June 1999, we changed our name from "Crystal Oil Company" to "Crystal Gas Storage, Inc." to more accurately reflect the nature of our business.

EL PASO ENERGY CORPORATION

     El Paso Energy's principal operations include the interstate and intrastate transportation, gathering and processing of natural gas; the marketing of natural gas, power, and other energy-related commodities power generation; and the development and operation of energy infrastructure facilities worldwide. It owns or has interests in over 40,000 miles of interstate and intrastate pipeline connecting the nation's principal natural gas supply regions to the four largest consuming regions in the United States, namely the Gulf Coast, California, the Northeast and the Midwest. El Paso Energy's natural gas transmission operations include one of the nation's largest mainline natural gas transmission systems which is comprised of the Eastern Pipeline Group and El Paso Natural Gas Company. The Eastern Pipeline Group, representing about 30,000 miles of pipe, is comprised of Tennessee Gas Pipeline Company, subsidiary Midwestern Gas Transmission and Southern Natural Gas Company. El Paso Natural Gas Company and its subsidiary Mojave Pipeline Company include about 10,200 miles of pipe. In addition to its interstate transmission services, the company provides related services, including natural gas gathering, products extraction, dehydration, purification, compression, and intrastate transmission. El Paso Energy's marketing activities include the marketing and trading of natural gas, power, and petroleum products, as well as providing integrated price risk management services associated with these commodities. The company also participates in the development and ownership of domestic power generation facilities, and other power-related assets and joint ventures.

     On October 25, 1999, El Paso Energy completed its merger with Sonat, Inc. ("Sonat") in a transaction accounted for as a pooling of interests. Sonat was a diversified energy holding company is engaged in domestic oil and natural gas exploration and production, the transmission and storage of natural gas, and natural gas and power marketing.

     On August 1, 1998, El Paso Energy Corporation succeeded El Paso Natural Gas Company as the publicly traded parent corporation in a holding company reorganization. In the reorganization, El Paso Natural Gas Company, a Delaware corporation formed in 1928, and its subsidiaries became direct and indirect subsidiaries of El Paso Energy. El Paso Energy, also a Delaware corporation, was incorporated in 1998.

EL PASO ENERGY ACQUISITION CO.

     El Paso Sub is a wholly owned subsidiary of El Paso Energy and was formed for the sole purpose of acquiring Crystal through the merger. El Paso Sub is a Delaware corporation that was organized in 1999.

                              THE SPECIAL MEETING

GENERAL

     This proxy statement is being furnished to Crystal shareholders as part of the solicitation of proxies by the Crystal Board for use at a special meeting to
be held on December   , 1999, starting at 9:00 a.m., Houston, Texas time, at
1301 McKinney, Suite 5100, Houston, Texas. The purpose of the special meeting is for the Crystal shareholders to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 15, 1999, among El Paso Energy, El Paso Sub and Crystal. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of
proxy are first being mailed to Crystal shareholders on November   , 1999.

RECORD DATE AND VOTING

     The holders of record of Crystal common stock as of the close of business
on November   , 1999, are entitled to receive notice of, and to vote at, the
special meeting. On the record date, there were           shares of Crystal
common stock outstanding.

REQUIRED VOTE

     Each outstanding share of Crystal common stock on November   , 1999,
entitles the holder to one vote at the special meeting. Completion of the merger requires the approval of the merger proposal by the affirmative vote of the holders of shares representing two-thirds of the outstanding shares of Crystal common stock voting together with the holders of any preferred stock still outstanding, to the extent the process of redeeming the preferred stock has not begun as described above. In addition, a majority of the votes actually cast will decide any other matter properly brought before the special meeting for a vote of the shareholders unless otherwise required by law or Crystal's Amended and Restated Articles of Incorporation, as amended.

     You must vote your shares (1) by returning the enclosed proxy or (2) by appearing at the special meeting. As of October 25, 1999, the directors and executive officers of Crystal owned, in the aggregate, 30,085 shares of Crystal common stock, or 1.1% of the outstanding shares of Crystal common stock on that date. The directors and executive officers have informed Crystal that they intend to vote all of their shares of Crystal common stock FOR the merger proposal.

     The shares of Crystal common stock subject to the Shareholders Agreements represent approximately 64% of Crystal's total outstanding voting power as of October 25, 1999. Therefore, if the directors and executive officers vote for the merger (as they have indicated they will) and the shares subject to the Shareholders Agreements are voted for the merger (as required by the Shareholders Agreements unless certain exceptions apply), only the approval of another approximately 1.6% of Crystal's total outstanding voting power will be required to approve the merger.

     Under the rules of the American Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. Under the rules of the American Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote them with respect to the approval of this type of proposal (i.e., "broker non-votes"). Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against approval of the merger proposal. With respect to all other matters, shares not voted as a result of abstentions will be considered present at the special meeting for purposes of determining whether a majority of the shares present were voted in favor of those matters, but broker non-votes will not be considered as voted for purposes of determining whether or not a majority of votes were cast for such matters.

     It is expected that Crystal will mail a notice of redemption of its $.06 Senior Convertible Voting Preferred Stock to holders of the preferred stock prior to the date of the special meeting. At the same time, Crystal plans to deposit a sum sufficient to redeem the preferred shares with a bank or trust company with irrevocable instruction and authority to pay the redemption price to the holders thereof upon surrender of certificates therefor, in accordance with Section 75 of the Louisiana Business Corporation Law. In that case, the holders of preferred stock will have no voting rights and the preferred shares shall no longer be considered outstanding for voting purposes at the time of the special meeting. If, however, the process of redeeming the preferred stock is not begun prior to the special meeting, each share of the preferred stock shall be entitled to .001 of a vote.

SHAREHOLDERS AGREEMENTS

     George Soros and SFM LLC, as investment advisor to Quantum Fund N.V. and Quantum Partners LDC, have each entered into a Shareholders Agreement dated October 15, 1999 relating to an aggregate 1,708,713 shares of Crystal common stock and 3,971,260 shares of Crystal $.06 Convertible Voting Preferred Stock held by them. Pursuant to the Shareholders Agreements, each of Mr. Soros and SFM LLC agree that they will (1) vote their shares in favor of the merger, (2) not vote their shares in favor of any action or agreement which would result in a breach in any material respect of any covenant, representation or warranty or other obligation of Crystal under the merger agreement, and (3) vote their shares against any action or agreement which would impede, interfere with or attempt to discourage the merger. In addition, Mr. Soros and SFM LLC have each granted a proxy with regard to their shares to designees of El Paso Sub. The Shareholders Agreements (and proxies) expire on the earliest of (1) the effective time of the merger, (2) the termination of the merger agreement, (3) March 31, 2000, or (4) upon the amendment or waiver of any provision of the merger agreement that would have any adverse effect on Mr. Soros or SFM LLC.

     The shares of Crystal common stock subject to the Shareholder Agreements and the shares owned by directors and executive officers of Crystal represent over 65% of the total voting power of the outstanding shares of Crystal common stock as of October 25, 1999. Therefore, if the directors and executive officers vote for the merger (as they have indicated they will) and the shares subject to the Shareholders Agreements are voted for the merger (as they are required by the Shareholders Agreements unless certain exceptions apply), only the approval of another approximately 1.6% of Crystal's total outstanding voting power will be required to approve the merger.

PROXIES; REVOCATION

     If you vote your shares of Crystal common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Crystal common stock will be voted FOR approval of the merger.

     You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting by submitting a written revocation to the Secretary of Crystal at 229 Milam Street, Shreveport, Louisiana, 71101 or by submitting a new proxy, in either case, dated after the date of the proxy that is being revoked. In addition, a proxy may also be revoked by voting in person at the special meeting. However, simply attending the special meeting will not revoke a proxy.

     The Crystal Board is not currently aware of any other business to be brought before the special meeting. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

     Crystal will pay the costs associated with printing and filing this proxy statement and soliciting proxies for the special meeting. Officers and employees of Crystal may solicit proxies by telephone or in person. However, they will not be paid for soliciting proxies. Crystal also will request that persons and entities holding shares in their names or in the names of their nominees that are beneficially owned by others send proxy materials to and obtain proxies from those beneficial owners, and Crystal will reimburse those holders for their reasonable expenses in performing those services. Crystal has retained Morrow & Company to assist it in the solicitation of proxies, using the means referred to above, at an anticipated cost of $3,500, plus reimbursement of out-of-pocket expenses.

ADJOURNMENTS OR POSTPONEMENTS

     Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice, other than by an announcement at the special meeting, by approval of the holders of a majority of the outstanding shares of Crystal common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any signed proxies received by Crystal will be voted in favor of an adjournment or postponement in these circumstances unless a written note on the proxy by the shareholder directs otherwise. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Crystal shareholders who have already sent in their proxies to revoke them at any time prior to their use.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Crystal has been principally engaged in the natural gas storage business since its sale of substantially all of its crude oil and natural gas production assets in December 1994. In 1997 and in 1999, Crystal acquired various interests in natural gas properties in northwest Louisiana and southwest Arkansas. Prior to the sale of the assets, Crystal was engaged primarily in the exploration and production of crude and natural gas since 1926.

     Crystal has concentrated its efforts on developing its natural gas storage assets and the favorable and stable cash flows associated with these assets. Although Crystal has acquired additional interest in natural gas properties since the sale in 1994, it has considered its most favorable assets to be its natural gas storage assets and has utilized available net operating loss carryforwards to enhance the value of these assets and thereby increase their ultimate worth. Through its efforts in building the value of storage assets, Crystal's Board and management have always considered their main goal to be enhancing shareholder value.

     In recent years, Crystal has been approached from time to time by other companies in the energy industry expressing interest in negotiating with Crystal with respect to its natural gas storage assets. Preliminary discussions with those companies did not result in any offer or otherwise produce the possibility of any transaction that Crystal's Board and management believed merited further or serious considerations.

     In May 1999, Crystal announced the signing of a Precedent Agreement with Southern Company Services, Inc. that would provide Southern with natural gas storage at Crystal's Petal Gas Storage facility. Subsequent to that announcement, Crystal received several unsolicited offers to purchase either the natural gas storage assets or the entire company. Crystal's Board and management determined that it was in the best interest of shareholders to engage a financial advisor to assist Crystal in evaluating all strategic alternatives relating to the future of Crystal. Accordingly, on July 19, 1999, Crystal engaged Goldman Sachs & Co. and, subsequently, invited a select group of companies to bid in a sale of Crystal. Data room visits were scheduled in August and September 1999 and bids were eventually submitted. On August 27, 1999, Crystal issued a press release stating that it was reviewing certain strategic alternatives and that it had hired Goldman Sachs to assist it with the strategic review.

     After consideration of the bids, the Board decided to negotiate with El Paso Energy. On October 15, 1999, Crystal and El Paso Energy entered into a definitive agreement whereby El Paso Energy agreed to acquire all of the outstanding stock of Crystal in a cash merger for $57.00 in cash, without interest, per share.

     Prior to approving the merger, Crystal's Board considered various alternatives to the merger, including continuing to hold and operate Crystal's assets and to continue its business plan to expand its natural gas storage facilities. The Board determined that the proposed facilities expansion would require a substantial increase in Crystal's debt. In approving the merger, the Board concluded that the sale of Crystal at the price negotiated was the best course of action for Crystal and its shareholders at this time and would have the effect of enhancing shareholder value to its fullest.

     Representatives of Quantum and Mr. Soros participated in discussions with representatives of Crystal and El Paso Energy in regard to the tax implications of the transaction as well as Quantum's and Mr. Soros' willingness to support a transaction if one were to occur.

CRYSTAL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE CRYSTAL BOARD

     AT A SPECIAL MEETING ON OCTOBER 15, 1999, THE CRYSTAL BOARD DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF CRYSTAL AND ITS SHAREHOLDERS AFTER CONSIDERING THE MATERIAL FACTORS DESCRIBED IN THE NEXT PARAGRAPH. In addition, the Board has received an opinion from Goldman Sachs described below to the effect that, as of October 15, 1999, the $57.00 per share in cash to be received by the holders of outstanding shares of Crystal common stock pursuant to the merger agreement was fair from a financial point of view to those holders (the full text of the written opinion of Goldman Sachs, dated October 15, 1999, which identifies assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B, is incorporated by reference in this proxy statement and should be read by you in its entirety). ACCORDINGLY, THE CRYSTAL BOARD RECOMMENDS THAT CRYSTAL SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING. Some members of the Crystal Board have additional interests in the merger which may create possible conflicts of interest (see "Interests of Certain Persons in the Merger; Possible Conflicts of Interest").

     In reaching its decision to approve the merger agreement and to recommend that Crystal shareholders vote to approve the merger agreement, the Crystal Board considered the following material factors:

     - the alternative of continuing as an independent company and Crystal's opportunity to achieve comparable or better shareholder value through that course rather than pursuant to the merger;

     - the current and historical market prices of Crystal common stock relative to those of other industry participants and general market indices, and the fact that the $57.00 per share merger consideration represents a 27% premium over the closing price of Crystal common stock on the last trading day prior to the public announcement of the merger agreement;

     - the fact that the merger consideration is all cash, which provides certainty of value to Crystal's shareholders compared to a stock transaction; the Crystal Board was aware that an all cash transaction would be immediately taxable to Crystal shareholders for federal income tax purposes whereas an all stock transaction might not be immediately taxable for federal income tax purposes;

     - the Crystal Board's familiarity with the business, operations, properties, assets, financial condition, competitive position, business strategy and prospects of Crystal (as well as the risks involved in achieving those prospects), the nature of the industry in which Crystal competes, and current industry, economic and market conditions, both on a historical and on a prospective basis;

     - the fact that a broad-based search was conducted for potential acquirors, including identifying the likely strategic bidders resulting in El Paso Energy's bid of $57.00 per share in cash to be received by the holders of outstanding shares of Crystal common stock, which, together with the terms of the merger agreement, represented the most favorable alternative available to Crystal;

     - the information garnered from dealing with other potential bidders in the process that led to the merger;

     - the opinion of Goldman Sachs described below to the effect that, as of October 15, 1999, the $57.00 per share in cash to be received by the holders of outstanding shares of Crystal common stock pursuant to the merger agreement was fair from a financial point of view to those holders;

     - the terms of the merger agreement, as reviewed by the Crystal Board with its legal advisors;

     - the interests of Crystal's officers and directors in the merger described under "Interests of Certain Persons in the Merger; Possible Conflicts of Interest";

     - the effects of the merger on Crystal's employees and other constituencies, and the terms of the merger agreement relating to those matters; and

     - the business, operations, financial condition, operating results and prospects of El Paso Energy, giving effect to the merger, and the potential for cost savings and synergies that could be created by combining the two companies and the benefit to Crystal's shareholders (reflected in the $57.00 per share price), resulting from specific synergies.

     The foregoing discussion addresses the material information and factors considered by the Crystal Board in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, the Crystal Board did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors and analyses considered in reaching its determination, nor did the Crystal Board specifically identify those factors and analyses that supported fairness or its recommendation and those that may not. The determination to approve the merger was made after consideration of all the factors and analyses as a whole. In addition, individual members of the Crystal Board may have given different weights to different factors.

OPINION OF GOLDMAN SACHS

     On October 15, 1999, Goldman Sachs delivered its oral opinion to the Crystal Board to the effect that, as of that date, the $57.00 per share in cash to be received by the holders of outstanding shares of Crystal common stock pursuant to the merger agreement was fair from a financial point of view to those holders. Goldman Sachs subsequently confirmed its oral opinion by delivery of its written opinion dated October 15, 1999.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED OCTOBER 15, 1999, WHICH IDENTIFIES ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX B AND IS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. YOU SHOULD READ THE OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things,

     - the merger agreement;

     - Annual Reports to Shareholders and Annual Reports on Form 10-K of Crystal for the five years ended December 31, 1998;

     - interim reports to shareholders and Quarterly Reports on Form 10-Q of Crystal;

     - other communications from Crystal to its shareholders;

     - the reserve report by Coutret and Associates, dated August 1, 1999, or the Appraisal; and

     - internal financial analyses and forecasts for Crystal prepared by its management.

     Goldman Sachs also held discussions with members of the senior management of Crystal regarding its past and current business operations, financial condition and future prospects. In addition, Goldman Sachs:

     - reviewed the reported price and trading activity for Crystal common stock;

     - compared selected financial and stock market information for Crystal with similar information for other companies the securities of which are publicly traded;

     - reviewed the financial terms of recent business combinations in the natural gas salt dome storage industry specifically and in other industries generally; and

     - performed other studies and analyses that Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed this accuracy and completeness for purposes of rendering its opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Crystal or any of its subsidiaries and, except for the Appraisal, was not furnished with any such evaluation or appraisal. The advisory services referred to in this document and the opinion of Goldman Sachs were provided for the information and assistance of the Crystal Board in connection with its consideration of the transaction contemplated by the merger agreement, and the opinion does not constitute a recommendation as to how any holder of Crystal common stock should vote with respect to the transaction.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to the Crystal Board on October 15, 1999.

     THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

     (1) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for Crystal common stock. In addition, Goldman Sachs analyzed the per share consideration of $57.00 in cash to be received by holders of Crystal common stock pursuant to the merger agreement in relation to the closing price for Crystal common stock on, and the average closing price for Crystal common stock for specified periods ending on, August 26, 1999, one day prior to Crystal's public announcement that it had retained Goldman Sachs to evaluate Crystal's strategic alternatives. This analysis indicated that the per share consideration of $57.00 in cash would represent the following premiums to recent market prices:

RECENT PRICES                                                 PREMIUM
-------------                                                 -------
Market Price as of August 26, 1999..........................   64.0%
Thirty-day Average from August 26, 1999.....................   71.2%
Ninety-day Average from August 26, 1999.....................   72.9%
One Year Average from August 26, 1999.......................   59.9%
Three Year Average from August 26, 1999.....................   53.0%

     (2) Public Market Valuation. Goldman Sachs reviewed and compared selected financial information for Crystal to corresponding financial information, ratios and public market multiples for the following ten publicly-traded natural gas local distribution companies: Atmos Energy Corporation; New Jersey Resources Corporation; Energen Corporation; Northwest Natural Gas Company; Laclede Gas Company; NUI Corporation; South Jersey Industries, Inc.; SEMCO Energy, Inc.; Cascade Natural Gas Corporation; and Southwestern Energy Company; and for the following seven publicly-traded pipeline companies: El Paso Energy; The Coastal Corporation; Columbia Energy Group; Consolidated Natural Gas Company; Enron Corp.; Questar Corporation; and The Williams Companies, Inc.; and for the following five other publicly-traded companies: Dynegy Inc.; Western Gas Resources, Inc; TransMontaigne Inc.; EnergySouth, Inc.; and Virginia Gas Company.

     Goldman Sachs calculated and compared various financial multiples and ratios for the selected companies. The multiples and ratios were calculated, as applicable, using the closing price for the common stock of Crystal and each of the selected companies on October 14, 1999 and, except as noted below, were based on the most recent publicly available information. Goldman Sachs' analyses of the selected companies compared the following to the results for Crystal:

     - closing share price on October 14, 1999 as a percentage of 52-week high share price;

     - estimated price/earnings ratios, or P/E Ratios, for years 1999 and 2000 (based on median estimates provided by Institutional Brokers Estimate System, or IBES, except with respect to Crystal for which all estimates were based on Crystal management's Base Case Projections as described below);

     - ratio of levered value, which is equity market capitalization based on fully diluted shares outstanding, or Equity Market Capitalization, plus total debt, deferred revenues and preferred securities less cash and cash equivalents, to latest twelve months earnings before income, taxes, depreciation and amortization, or EBITDA;

     - ratio of levered value to estimated EBITDA for years 1999 and 2000 (based on median estimates provided by IBES, except with respect to Crystal for which all estimates were based on Crystal management's Base Case Projections);

     - ratio of Equity Market Capitalization to book value;

     - dividend yield;

     - estimated annualized five-year earnings per share, or EPS, growth rate (based on median estimates provided by IBES, except with respect to Crystal for which all estimates were based on Crystal management's Base Case Projections);

     - ratio of estimated 1999 P/E Ratio to estimated annualized five-year earnings per share growth rate; and

     - net debt, defined as total debt plus deferred revenues and preferred securities less cash and cash equivalents, as a percentage of total book capitalization, which is total debt plus deferred revenues, preferred securities and book value.

     The results of these analyses are summarized as follows:

                                                      NATURAL GAS LOCAL
                                                        DISTRIBUTION          PIPELINE             OTHER
                                                          COMPANIES           COMPANIES         COMPARABLES      CRYSTAL
                                                      -----------------    ---------------    ---------------    -------
RATIO/MULTIPLE                                         MEAN     MEDIAN     MEAN     MEDIAN    MEAN     MEDIAN
--------------                                        ------    -------    -----    ------    -----    ------
October 14, 1999 Closing Share Price as a Percentage
of 52-Week High Share Price.........................   84.7%     83.5%      89.0%    89.5%     82.9%    87.5%      96.3%
Estimated P/E Ratio for Year 1999(1)................   15.6x     14.9x      26.6x    19.6x     18.3x    17.3x      N.M.(2)
Estimated P/E Ratio for Year 2000(1)................   13.3x     13.0x      19.7x    16.1x     23.2x    16.5x      19.1x
Ratio of Levered Value to Latest Twelve Months
  EBITDA(1).........................................    8.1x      7.6x      12.0x    10.5x     14.5x    17.6x      10.2x
Ratio of Levered Value to Estimated EBITDA for Year
  1999(1)...........................................    7.8x      7.7x      10.1x     9.1x     10.3x    11.2x      10.4x
Ratio of Levered Value to Estimated EBITDA for Year
  2000(1)...........................................    7.3x      7.2x       9.2x     8.3x      8.8x     9.1x       7.4x
Ratio of Equity Market Capitalization to Book
  Value.............................................    1.5x      1.5x       2.6x     2.4x      1.5x     1.6x       1.0x
Dividend Yield......................................    4.7%      4.8%       2.0%     1.6%      1.2%     0.2%       0.0%
Estimated 5-Year Earnings Per Share Growth
  Rate(1)...........................................    6.7%      6.0%      11.7%    12.0%      7.6%     6.5%      27.5%
Estimated 1999 P/E Ratio to Estimated 5-Year
  Earnings Per Share Growth Rate(1).................    2.9x      2.8x       2.2x     1.8x      1.8x     1.8x      N.M.(2)
Net Debt as a Percentage of Total Book
  Capitalization....................................   52.9%     53.6%      55.4%    57.3%     50.7%    50.2%      30.3%

-------------------------

(1) Based on median IBES estimates, except with respect to Crystal for which all estimates were based on Crystal management's Base Case Projections.

(2) Not meaningful.

     (3) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis for Crystal using:

     - Crystal management's projections of estimated unlevered free cash flow including estimated cash flow from the initial Petal facility expansion that Crystal management expects to be completed by mid-year 2001 and that Crystal management expects to increase Crystal's existing working gas storage capacity from 6.7 Bcf to 13.5 Bcf, or the Base Case Projections; and

     - Base Case Projections plus Crystal management's projections of the estimated unlevered free cash flow generated by three additional 5.0 Bcf working gas capacity caverns at the Petal facility and one additional 1.3 Bcf working gas capacity cavern at the Hattiesburg facility that Crystal management assumes will be brought on line from 2003 to 2005, or the Upside Case Projections.

     Using each of the Base Case Projections and the Upside Case Projections, Goldman Sachs calculated a present value of estimated unlevered free cash flows for the years 1999 through 2009. Goldman Sachs used discount rates of 9.0% to 10.0% for the estimated storage cash flows associated with all facilities through the expected initial Petal expansion. Estimated marketing and hub services cash flows were discounted at rates 3.0% higher than those applied to estimated storage cash flows. In addition, under the Upside Case Projections, all cash flows associated with the projected additional expansions in 2003 and thereafter were discounted at a rate of 25%. Goldman Sachs calculated Crystal's terminal values in the year 2009 based on multiples ranging from 8.0x to 9.0x estimated 2009 natural gas storage, marketing and hub services EBITDA and $0.75 per million cubic feet equivalent, or Mcfe, reserves remaining in 2009 for Crystal's natural gas assets. These terminal values were then discounted to present value using discount rates from 9.0% to 10.0% for the terminal value associated with the storage facilities through the expected initial Petal facility expansion, 9.0% to 10.0% for the terminal value associated with the natural gas reserves, 12.0% to 13.0% for the terminal value associated with the estimated marketing and hub services, and 25% for the terminal value associated with the projected additional expansions in 2003 and thereafter. This analysis produced implied equity values per share of Crystal common stock ranging from $35.02 to $45.18 under the Base Case Projections, and ranging from $50.47 to $62.22 under the Upside Case Projections.

     (4) Selected Transactions Analysis. Goldman Sachs analyzed information relating to selected transactions in the salt dome gas storage industry, including the acquisition by:

     - Energy USA Inc., a subsidiary of NiSource Inc., of Market Hub Partners, L.P. and its facilities, or the MHP Facilities, from PacifiCorp;

     - AEP Resources, Inc. of the Jefferson Island Storage facilities from Equitable Resources, Inc.;

     - Crystal of the Petal facility from CMS Gas Transmission and Storage Company, an affiliate of CMS Energy Corp.;

     - Centana Energy Corporation of the Spindletop facility;

     - Crystal of the Hattiesburg facility from First Reserve Secured Energy Assets, Limited Partnership, and First Reserve Fund V, Limited Partnership; and

     - HNG Storage of the North Dayton facility.

     Goldman Sachs, based on estimates provided by International Gas Consultants, or IGC, except for estimates with respect to the MHP Facilities EBITDA, which is based on Market Hub Partners, L.P.'s Form 10-K for the fiscal year ended December 31, 1998, compared the levered consideration paid in the selected transactions as a multiple of facility EBITDA.

     The results of these analyses are summarized below:

                                                                SELECTED SALT DOME GAS STORAGE
                                                                         TRANSACTIONS
                                                                -------------------------------
                        MULTIPLE(1)                                RANGE       MEAN     MEDIAN
                        -----------                             -----------    -----    -------
Levered Consideration as a Multiple of Facility EBITDA......    5.2x-15.1x     9.5x      8.4x

-------------------------

(1) Based on IGC estimates, except with respect to the MHP Facilities EBITDA, which is based on Market Hub Partners L.P.'s Form 10-K for the fiscal year ended December 31, 1998.

     With respect to Crystal's natural gas reserves, Goldman Sachs also analyzed information relating to selected transactions involving Louisiana gulf coast onshore acquisitions with transaction values less than $50 million that have closed from the first quarter of 1997 through the second quarter of 1999, including the acquisition by:

     - EXCO Resources, Inc. and Venus Exploration, Inc. of assets of Apache Corporation;

     - Harken Energy Corporation of assets of Bargo Energy Company and St. Martinville Partners, Ltd.;

     - Optima Petroleum Corporation of American Explorer, L.L.C.;

     - Texoil, Inc. of Cliffwood Oil & Gas Corporation;

     - Texoil, Inc. of assets of Sonat Exploration Company, a subsidiary of Sonat;

     - The Houston Exploration Company of assets of an undisclosed private concern;

     - Crystal of assets of Sawyer Energy, Inc.;

     - Rio Grande, Inc. of assets of Brechtel Energy Corporation; and

     - Titan Exploration, Inc. of Carrollton Resources, L.L.C.

     Goldman Sachs, using estimates provided by John S. Herold, Inc. as of October 10, 1999, compared the consideration paid in the selected transactions per Mcfe of proved reserves.

     The results of these analyses are summarized below:

                                                                 SELECTED LOUISIANA GULF COAST ONSHORE
                                                                          ASSET ACQUISITIONS
                                                                ---------------------------------------
                                                                    RANGE           MEAN       MEDIAN
                                                                --------------    --------    ---------
Consideration Per Mcfe(1)...................................     $0.42-$1.18       $0.76        $0.70

-------------------------

(1) Based on estimates of John S. Herold, Inc. as of October 10, 1999.

     Based on these analyses, Goldman Sachs calculated the implied value per share of Crystal common stock using natural gas storage, marketing and hub services EBITDA multiples of 8.0x and 10.0x and a proved reserve multiple of $0.75 per Mcfe. Using the Base Case Projections, EBITDA was adjusted using estimated year 2000 storage, marketing and hub services EBITDA, plus estimated year 2002 storage, marketing and hub services EBITDA attributable to the expected initial Petal facility expansion (the first full year that Crystal management assumes the expected initial Petal facility expansion will be operating) discounted back to January 1, 2000 using a discount rate of 10%. Multiples were applied to the adjusted EBIDTA and a value for the natural gas properties was added using the proved reserve multiple of $0.75 per Mcfe based on the Appraisal. From this total the estimated cost for the expected initial Petal facility expansion based on Crystal management's projections of externally generated capital costs needed for the initial expansion, and corporate adjustments equal to total debt, plus deferred revenue and preferred securities, less cash and marketable securities as reported in Crystal's Form 10-Q for the quarterly period ended June 30, 1999, were subtracted. Based on this analysis, the implied value per share of Crystal common stock was $29.42 (based on a natural gas storage, marketing and hub services EBITDA multiple of 8.0x and a proved reserve multiple of $0.75 per Mcfe) and $50.42 (based on a natural gas storage, marketing and hub services EBITDA multiple of 10.0x and a proved reserve multiple of $0.75 per Mcfe).

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Crystal or El Paso Energy or the contemplated transaction.

     Goldman Sachs prepared these analyses solely for purposes of providing an opinion to the Crystal Board as to the fairness from a financial point of view of the $57.00 per share in cash to be received by the holders of outstanding shares of Crystal common stock pursuant to the merger agreement. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Crystal, El Paso Energy, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Goldman Sachs' opinion to the Crystal Board was one of many factors taken into consideration by the Crystal Board in making its determination to approve the merger agreement. This summary does not purport to be a complete description of the analyses performed by Goldman Sachs. You should read in its entirety the written opinion of Goldman Sachs attached as Annex B.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Crystal having acted as its financial advisor in connection with, and having participated in certain negotiations leading to, the merger agreement. Goldman Sachs also has provided certain investment banking services to El Paso Energy and its affiliates from time to time, including having acted as co-manager of a public offering of $200,000,000 aggregate principal amount of 6 3/4% Notes due 2003 and $200,000,000 aggregate principal amount of 7 1/2% Debentures due 2026 of El Paso Energy in November 1996, as co-manager of a public offering of 2,750,000 shares of common stock of El Paso Energy in February 1997, and as co-manager of a public offering of 6,500,000 shares of 4 3/4% Trust Convertible Preferred Securities of El Paso Energy Capital Trust I in March 1998.

     Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Crystal or El Paso Energy for its own account and for the accounts of customers. Goldman Sachs may provide investment banking services to El Paso Energy and its affiliates in the future.

     Pursuant to a letter agreement dated July 19, 1999, Crystal engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a portion of the stock or assets of Crystal. Pursuant to the terms of this letter agreement, Crystal has agreed to pay Goldman Sachs upon consummation of the merger a transaction fee equal to approximately $4.45 million. Crystal also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  GENERAL

     The following is a summary of the material United States federal income tax consequences of the merger to Crystal shareholders. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice. Legislative, judicial or administrative rules and interpretations are subject to change, possibly on a retroactive basis, at any time. Therefore, the following statements and conclusions could be altered or modified. It is assumed that the shares of Crystal common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Crystal shareholder in light of that Crystal shareholder's personal investment circumstances, or those Crystal shareholders subject to special treatment under the United States federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, United States expatriates, foreign corporations, nonresident alien individuals, foreign partnerships or foreign estates or trusts as to the United States, and dealers in securities or foreign currency or persons that have a "functional currency" other than U.S. dollars), Crystal shareholders who hold shares of Crystal common stock as part of a hedging, "straddle," "constructive sale", "conversion transaction" or other integrated transaction, or Crystal shareholders who acquired their shares of Crystal common stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a Crystal shareholder.

  CONSEQUENCES OF THE MERGER TO CRYSTAL SHAREHOLDERS

     The receipt of the merger consideration in the merger (including any cash amounts received by Crystal shareholders that exercise dissenters' rights) will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local or other tax laws). In general, for United States federal income tax purposes, a holder of Crystal common stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in Crystal common stock converted in the merger or subject to dissenters' rights, and the amount of cash received. Gain or loss will be calculated separately for each block of shares converted in the merger (i.e., shares acquired at the same cost in a single transaction). The gain or loss will be capital gain or loss (other than, with respect to the exercise of dissenters' rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income), and will be short-term gain or loss if, at the effective time of the merger, the shares of Crystal common stock so converted were held for one year or less. If the shares were held for more than one year, the gain or loss would be long-term. In the case of shareholders who are individuals, long-term capital gain will be subject to tax at a maximum United States federal income tax rate of 20%. There are certain limitations on the deductibility of capital losses.

  BACKUP TAX WITHHOLDING

     Under the United States federal income tax backup withholding rules, unless an exemption applies, El Paso Energy is required to and will withhold 31% of all payments to which a Crystal shareholder or other payee is entitled in the merger, unless the Crystal shareholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number in the case of other shareholders), and certifies under penalty of perjury that the number is correct. Each Crystal shareholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be a part of the letter of transmittal to be returned to the exchange agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the exchange agent (or other agent). The exemptions provide that certain Crystal shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (such as a Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's United States federal income tax liability for that year.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU IN VIEW OF YOUR OWN PARTICULAR CIRCUMSTANCES.

GOVERNMENTAL AND REGULATORY APPROVALS

     Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to the merger, the merger may not be completed until applicable waiting period requirements have been satisfied. Quantum Fund N.V. and Quantum Partners LDC, as the ultimate parent entities of Crystal, and El Paso Energy have each filed notification reports with the Department of Justice and the
Federal Trade Commission under the HSR Act on November   , 1999. Under the HSR
Act, the merger may not be consummated until 30 days after the filing if no further information requests are made, unless the 30 day period is earlier terminated by the Department of Justice and the Federal Trade Commission.

     The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of El Paso Energy or Crystal or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the effective time of the merger (with the excess of the purchase price after those allocations being recorded as goodwill).

INTERESTS OF CERTAIN PERSONS IN THE MERGER; POSSIBLE CONFLICTS OF INTEREST

  GENERAL

     Some of Crystal's executive officers and Board members have certain interests in the merger that are different from or in addition to the interests of Crystal shareholders generally. These interests may create potential conflicts of interest. These different or additional interests relate to provisions in the merger agreement or Crystal employee benefit plans and arrangements regarding:

     - certain change in control severance payments;

     - payments related to non-competition agreements;

     - the treatment of outstanding Crystal stock options;

     - the vesting of benefits under certain Crystal employee benefits plans by reason of the merger; and

     - the indemnification and provision of liability insurance for Crystal directors and officers.

     All of these additional interests, to the extent material, are described below. Except as described below, Crystal's executive officers and the Crystal Board have, to the knowledge of Crystal, no material interest in the merger apart from those of the Crystal shareholders generally. The Crystal Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

  SEVERANCE ARRANGEMENTS AND OTHER PAYMENTS

     Crystal has entered into Amended and Restated Executive Compensation and Severance Agreements with its four executive officers. In general, the Executive Compensation and Severance Agreements provide for (1) a cash payment to the executive immediately following the change in control of Crystal equal to a multiple of the executive's most recent base salary and (2) an extension of health and insurance benefits for a period of time if the employment of the executive is terminated within one year following the change in control. The merger will constitute a change in control of Crystal. Under the terms of the Executive Compensation and Severance Agreements, the amount of any payments and length of these benefits will vary depending on the executive, with Crystal's President receiving three times his annual salary and three years of benefits, Crystal's Executive Vice President and Senior Vice President each receiving two-and-a-half times his annual salary and 30 months of benefits and Crystal's Vice President receiving one-and-a-half times his annual salary and 18 months of benefits. The amount of payments that will be made under these agreements to J.N. Averett, Jr., J.A. Ballew, David L. Hayden and Paul E. Holmes are $810,000, $442,500, $320,000 and $157,500, respectively.

     The Employment Agreement between Crystal and J.N. Averett, Jr., contains a provision that requires Crystal to pay him $100,000 following a change in control of Crystal and a subsequent termination, or constructive termination, of his employment with the Company.

     Crystal has entered into gross-up agreements with its four executive officers which provide that, to the extent any amount or benefits described above and paid to those executives in connection with a change in control of Crystal are subject to "golden parachute" excise taxes, those amounts and benefits are grossed up to cover and excise tax and any applicable taxes on the gross-up amount.

     Immediately prior to the merger, Crystal intends to make a payment to each of its two outside directors, George P. Giard, Jr. and Donald G. Housley, in the amount of $25,000 each, in recognition of their extraordinary efforts in connection with the merger.

  NONCOMPETITION AGREEMENTS

     Crystal has also entered into Covenant Not to Compete Agreements with its four executive officers, effective as of the effective time of the merger, pursuant to which each of those executives shall receive a cash payment from Crystal in exchange for his agreement not to compete with Crystal in the United States natural gas storage business for the term of his employment with Crystal and for one year following termination. The sole source of the funds for the payments shall be Crystal's majority shareholders, Quantum Fund N.V. and Quantum Partners LDC, who will make a cash capital contribution to Crystal in the aggregate amount necessary to fund these obligations in full. Neither Quantum Fund N.V. nor Quantum Partners LDC will receive any shares of Crystal capital stock or other consideration on account of or in connection with the contribution and will not be entitled to repayment by Crystal, El Paso Energy, El Paso Sub or any of their affiliates of the amount of the capital contribution. The amount of payment that will be made under these agreements to J.N. Averett, Jr., J.A. Ballew, David L. Hayden and Paul E. Holmes are $600,000, $180,000, $120,000 and $60,000,
respectively.

  STOCK INCENTIVE PLANS

     The executive officers and certain key employees of Crystal hold stock options to purchase Crystal common stock. At the effective time of the Merger, all outstanding stock options (both vested and unvested) will be canceled, and in consideration of the cancellation of the options, optionholders will receive a cash payment of an amount equal to the excess of $57.00 over the exercise price for each share covered by any option, multiplied by the number of shares subject to the option, less applicable withholding taxes. As of October 25, 1999, 192,875 shares of Crystal common stock were issuable to the executive officers and certain key employees of Crystal upon exercise of outstanding stock options at a weighted average exercise price of $32.13. As of October 25, 1999, J.N. Averett, Jr., J.A. Ballew, David L. Hayden and Paul E. Holmes held options exercisable for 110,025, 37,250, 22,500 and 13,500 shares of Crystal common stock, respectively. The payment to be made to each of these individuals relating to the cancellation of the options will be $2,980,082, $861,250, $487,874 and $282,188, respectively.

     The consummation of the merger will also cause an acceleration in the vesting periods under Crystal's Employee Stock Ownership Plan. As of October 25, 1999, the Employee Stock Ownership Plan held 10,549 shares of Crystal common stock subject to future vesting that will be accelerated upon consummation of the merger, of which 1,492, 1,098, 807 and 756 shares will be allocated to the accounts of Messrs. Averett, Ballew, Hayden and Holmes, respectively.

  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     El Paso Energy has agreed that, following the effective time of the merger, it shall indemnify, defend and hold harmless each present and former officer or director of Crystal or any of its subsidiaries or, to a limited extent, each employee of Crystal or its subsidiaries who acts as a fiduciary under any of Crystal's benefit plans, against losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement with the approval of El Paso Energy (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that any of the foregoing individuals is or was a director, officer or employee of Crystal or any of its subsidiaries.

     El Paso Energy has agreed to cause the surviving corporation in the merger to continue, for acts and omissions occurring prior to the completion of the merger, the indemnification rights of officers and directors and employees who act as fiduciaries under any of Crystal's benefit plans, to a limited extent, now existing for these persons as provided in the charter documents or by-laws of Crystal or its subsidiaries or any indemnification agreement.

     The merger agreement requires that, for a period of six years after completion of the merger, El Paso Energy will generally maintain in effect policies that provide at least the same coverage as the directors' and officers' liability insurance maintained by Crystal on October 15, 1999.

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

                              THE MERGER AGREEMENT

     The following is a summary of all the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A.

STRUCTURE AND EFFECTIVE TIME

     The merger agreement provides for the merger of Crystal with and into El Paso Sub, a subsidiary of El Paso Energy. El Paso Sub will survive the merger and continue to exist after the merger as a wholly owned subsidiary of El Paso Energy. The merger will become effective at the time a certificate of merger is filed with the Delaware and Louisiana Secretaries of State (or at a later time that El Paso Sub and Crystal shall agree should be specified in the certificates of merger). The parties will file the certificates of merger promptly after the satisfaction or waiver of all conditions in the merger agreement. We cannot assure you when, or if, all conditions to completion of the merger will be satisfied or waived. See "Conditions to the Merger." We expect, however, to complete the merger in the fourth quarter of 1999 or the first quarter of 2000.

MERGER CONSIDERATION

     The merger agreement provides that each share of Crystal common stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $57.00 in cash from El Paso Energy, without interest. All treasury shares, shares owned by any wholly owned subsidiary of Crystal and shares owned by El Paso Energy, El Paso Sub or any other wholly owned subsidiary of El Paso Energy will be canceled at the effective time of the merger and no payment will be made for those shares. If dissenters' rights for any Crystal shares are perfected by any Crystal shareholders, then those shares will be treated as described under "Dissenters' Rights."

     To the extent the process of redeeming the shares of Crystal's preferred stock has not begun prior to the merger, each share of preferred stock issued and outstanding at the effective time of the merger will be converted into one share of senior preferred stock of the surviving corporation having terms identical to the terms of the Crystal preferred stock.

PAYMENT PROCEDURES

     El Paso Energy will appoint a paying agent that will make payment of the merger consideration upon the surrender of certificates representing shares of Crystal common stock. El Paso Sub shall provide the paying agent on a timely basis funds necessary to pay for the shares of Crystal common stock surrendered. Promptly after the completion of the merger, the paying agent will send Crystal shareholders a letter of transmittal and instructions explaining how to send their Crystal stock certificates to the paying agent. The paying agent will pay the appropriate merger consideration, less any withholding taxes required by law, to Crystal shareholders promptly following its receipt and processing of Crystal stock certificates and properly completed transmittal documents.

TREATMENT OF CRYSTAL STOCK OPTIONS

     The merger agreement provides that all outstanding Crystal stock options will be canceled at the effective time of the merger. Each holder of an option will receive a cash payment of an amount equal to the excess of $57.00 over the exercise price for each share covered by the option, multiplied by the number of shares subject to the option, less applicable withholding taxes. As of October 25, 1999, 192,875 shares of Crystal common stock were issuable upon exercise of outstanding Crystal stock options at a weighted average exercise price of $32.13.

DIRECTORS AND OFFICERS

     The merger agreement provides that the directors and officers of El Paso Sub immediately before the effective time of the merger will be the directors of the surviving corporation.

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

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties made by Crystal to El Paso Energy, including representations and warranties relating to:

     - due organization, standing and power, and other corporate matters;

     - subsidiaries;

     - capital structure;

     - authorization, execution, delivery and enforceability of the merger agreement;

     - conflicts under charter documents, violations of any instrument or law, and required consents and approvals;

     - reports and financial statements filed with the Securities and Exchange Commission (the "SEC") and the accuracy of the information in those documents;

     - accuracy and completeness of information supplied;

     - absence of certain material changes or events relating to Crystal and its subsidiaries;

     - the application of state takeover statutes and shareholder approval required for the merger;

     - brokers' and finders' fees with respect to the merger;

     - litigation;

     - retirement and other employee benefit plans;

     - tax matters;

     - excess parachute payments;

     - environmental matters;

     - no violation of law;

     - material contracts and agreements;

     - title to assets;

     - intellectual property matters;

     - labor matters;

     - absence of undisclosed liabilities;

     - pipeline imbalances;

     - year 2000 functionality;

     - receipt of a fairness opinion from financial advisor; and

     - board recommendation.

     The merger agreement also contains representations and warranties made by El Paso Energy to Crystal, including representations and warranties relating to:

     - due organization, power and standing, and other corporate matters;

     - authorization, execution, delivery and enforceability of the merger agreement;

     - conflicts under charter documents, violations of any instruments or law, and required consents or approvals;

     - accuracy and completeness of information supplied;

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

     - brokers' and finders' fees with respect to the merger; and

     - litigation.

     The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

COVENANTS; CONDUCT OF THE CRYSTAL BUSINESS PRIOR TO THE MERGER

     The Crystal Board has agreed, subject to its fiduciary duties, to recommend that Crystal's shareholders vote to approve the merger, and to use its reasonable best efforts to solicit proxies in favor of the merger.

     From the date of the merger agreement through the effective time of the merger, Crystal is required to comply with certain restrictions on their conduct and operations. Crystal has agreed to conduct its and its subsidiaries' businesses in the usual, regular and ordinary course in substantially the same manner as conducted on October 15, 1999 and, to the extent consistent therewith, to use reasonable efforts to preserve intact their current business organizations, keep available the services of their respective current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business relationships with them, in each case consistent with past practice.

     Crystal has also agreed that prior to the effective time of the merger, except as provided under the merger agreement, Crystal and its subsidiaries will not:

     - declare, set aside or pay any dividend on, or make any other distributions in respect of, its capital stock;

     - split, combine or reclassify its outstanding capital stock or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     - other than in connection with the redemption of Crystal's preferred stock, purchase, redeem or otherwise acquire any shares of its capital stock or any securities thereof or any rights, warrants or options to acquire any of its shares or other securities;

     - issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any of its shares, voting securities or convertible securities;

     - amend its certificate of incorporation or bylaws or equivalent constitutional documents;

     - make any acquisitions of any assets or businesses, other than purchases of supplies and inventory in the ordinary course of business consistent with past practice;

     - sell, lease, mortgage, pledge, grant a lien on or otherwise encumber or dispose of any of its properties or assets, except (1) sales of inventory in the ordinary course of business consistent with past practice, (2) other transactions involving not in excess of $500,000 in the aggregate and (3) the creation of liens in connection with working capital borrowings under certain revolving credit facilities;

     - incur any indebtedness for borrowed money or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Crystal or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement with respect to any of the foregoing, except for working capital borrowings under revolving credit facilities that are (1) incurred in the ordinary course of business, (2) on terms customary for facilities of this type and (3) prepayable without premium or penalty; provided Crystal notifies El Paso Energy of the entering into of any of these facilities and of any drawdowns made thereunder; or make any loans, advances or capital contributions to, or investments in, any other person, other than to Crystal or any direct or indirect wholly owned subsidiary of Crystal;

     - make or incur any new capital expenditure not included in Crystal's approved capital expenditure budget for 1999 or not in conjunction with Crystal's gas storage expansion project which, singly or in the aggregate with all other expenditures, would exceed $500,000 or enter into any material
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

       agreements or commitments with respect to capital expenditures without the prior written consent of El Paso Energy;

     - make any material election relating to taxes or settle or compromise any material tax liability;

     - pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Crystal included in its SEC filings or incurred in the ordinary course of business consistent with past practice;

     - release any party from or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Crystal or any of its subsidiaries is a party;

     - adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     - enter into any new collective bargaining agreement;

     - change any material accounting principle used by it, except as required by regulations promulgated by the SEC or the Financial Accounting Standards Board;

     - settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises in consultation and cooperation with El Paso Energy, and, with respect to any settlement, with the prior written consent of El Paso Energy, which consent will not be unreasonably withheld;

     - enter into any forward sale or hedging arrangements with respect to natural gas transportation or storage or any other products; or

     - authorize any of, or commit or agree to take any of, the foregoing actions.

NO SOLICITATION OF ACQUISITION TRANSACTIONS

     The merger agreement provides that Crystal and its subsidiaries will not, nor will they authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of, Crystal or any of its subsidiaries to, directly or indirectly:

        (1) solicit or initiate the submission of any takeover proposal (as defined in the merger agreement),

        (2) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or

        (3) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal;

provided, however, in the case of item (3), that to the extent required by the fiduciary obligations of the Crystal Board, determined in good faith by the members thereof based on the advice of outside counsel, Crystal may at any point prior to obtaining shareholder approval, and subject to Crystal's providing written notice to El Paso Energy of its decision to take action and compliance with certain documentation provision requirements, in response to an unsolicited request therefor received other than in contravention of this provision, furnish information to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement and otherwise enter into discussions and negotiations with that person or group as to any superior proposal (as defined in the merger agreement) that person or group has made. Any violation of these restrictions by any officer, director or employee of Crystal or any of its subsidiaries or any investment banker, attorney or other advisor, agent or representative of Crystal, whether or not that person is purporting to act on behalf of Crystal or otherwise, shall be deemed to be a material breach of the merger agreement by Crystal.
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

     The merger agreement also provides that neither the Crystal Board nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to the provisions described under "Termination or Amendment",
(1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to El Paso Energy or El Paso Sub, the approval or recommendation by the Crystal Board or any committee of the merger agreement or the merger or take any action having such effect or (2) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event the Crystal Board receives (other than in contravention of the provisions described above) a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Crystal Board may, prior to shareholder approval only, withdraw or modify its approval or recommendation of the merger agreement or the merger and may, during that period only and subject to compliance with the provisions of this sentence terminate the merger agreement, in each case at any time after midnight on the third business day following El Paso Energy's receipt of written notice advising it that the Crystal Board has received a takeover proposal which it has determined to be a superior proposal and that the Crystal Board has resolved to accept the superior proposal (subject to such termination), specifying the material terms and conditions of the superior proposal, identifying the person or group making the superior proposal and providing El Paso Energy with a copy of all written materials submitted with respect to the superior proposal, but only if El Paso Energy does not make, within three business days of receipt of the notice, a written offer that is at least as favorable, in the good faith reasonable judgment of a majority of the members of the Crystal Board (based on the advice of a financial advisor of nationally recognized reputation), as the superior proposal. Crystal (1) will not enter into a binding agreement for a superior proposal referred to in the previous sentence until at least the first calendar day following the third business day after it has provided the written notice to El Paso Energy required thereby, (2) will notify El Paso Energy promptly if its intention to enter into a written agreement referred to in that notice shall change at any time after giving the notification and (3) will not terminate the merger agreement or enter into a binding agreement for a superior proposal referred to in the previous sentence if El Paso Energy has within the period referred to in clause (1) of this sentence, made a written offer that is at least as favorable, in the good faith reasonable judgment of a majority of the members of the Crystal Board (based on the advice of a financial advisor of nationally recognized reputation), as the superior proposal. Any of the foregoing to the contrary notwithstanding, Crystal may engage in discussions with any person or group that has made an unsolicited takeover proposal for the purpose of determining whether the proposal is a superior proposal. Nothing contained herein shall prohibit Crystal from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act.

     If the Crystal Board or any committee thereof (1) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to El Paso Energy or El Paso Sub, the approval or recommendation by the Crystal Board or any committee of the merger agreement or the merger or take any action having effect, or (2) approves or recommends, or proposes to approve or recommend, any takeover proposal, or
(3) fails to reaffirm its approval or recommendation of the merger agreement and the merger within two days after a request by El Paso Energy, El Paso Energy may terminate the merger agreement.

EMPLOYEE BENEFITS

     The merger agreement provides that El Paso Energy may terminate or discontinue any Crystal employee benefit plans (other than certain severance agreements with executive officers) at or after the effective time of the merger. However, to the extent that El Paso Energy or any of its affiliates maintains a benefit plan of the same type for employees of it or its affiliates, El Paso Energy has agreed to take all actions necessary or appropriate to permit Crystal employees participating in a terminated or discontinued Crystal benefit plan to immediately thereafter participate in the El Paso Energy benefit plan of the same type. If, however, the Crystal benefit plan that is terminated or discontinued is a group health plan, then El Paso Energy has agreed to permit the Crystal employees participating in the plan and their eligible dependents to be covered under a replacement plan under terms and conditions which (1) provide medical and dental benefits to these Crystal employees and eligible dependents effective immediately upon the cessation of coverage of these individuals under the terminated or discontinued group health plan, (2) credit these employees, for the year during
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

which coverage under the replacement plan begins, with any deductibles and copayments already incurred in that plan year under the terminated or discontinued group health plan, and (3) waive any preexisting condition restrictions to the extent that the preexisting condition restrictions were satisfied under the terminated or discontinued group health plan. El Paso Energy, El Paso Sub, their affiliates, and the El Paso Energy benefit plans (including the replacement plans) have also agreed to recognize each Crystal employee's years of service and level of seniority with Crystal and its subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under the El Paso Energy benefit plans (other than benefit accruals under any defined benefit pension plan). Nothing in the merger agreement requires El Paso Energy to provide any particular type or amount of benefits for any person under any El Paso Energy benefit plan.

BEST EFFORTS

     Except to the extent otherwise required by U.S. regulatory considerations and otherwise provided in the merger agreement, El Paso Energy, El Paso Sub and Crystal have agreed to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger, and the other transactions contemplated by the merger agreement, including:

        (1) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

        (2) the obtaining of all necessary consents, approvals or waivers from third parties;

        (3) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

        (4) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

In connection with and without limiting the foregoing, each of Crystal and El Paso Energy and its respective board of directors shall

        (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger,

        (2) if any state takeover statute or similar statute or regulation becomes applicable to the merger, take all action necessary to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the agreement and otherwise to minimize the effect of such statute or regulation on the merger, and

        (3) cooperate with each other in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, Crystal and El Paso Sub.

INDEMNIFICATION

     El Paso Energy has agreed that, following the completion of the merger, it shall indemnify, defend and hold harmless each present and former officer or director of Crystal or any of its subsidiaries or, to a limited extent, each employee of Crystal or its subsidiaries who acts as a fiduciary under any of Crystal's benefit plans, against losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement with the approval of El Paso Energy (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or

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

investigation based in whole or in part on or arising in whole or in part out of the fact that the person is or was a director, officer or employee of Crystal or any of its subsidiaries.

     El Paso Energy has agreed to cause the surviving corporation in the merger to continue, for acts and omissions occurring prior to the completion of the merger, the indemnification rights of officers and directors and employees who act as fiduciaries under any of Crystal's benefit plans, to a limited extent, now existing for those persons as provided in the charter documents or by-laws of Crystal or its subsidiaries or any indemnification agreement.

     The merger agreement requires that, for a period of six years after completion of the merger, El Paso Energy will generally maintain in effect policies at least the same coverage as directors' and officers' liability insurance maintained by Crystal on October 15, 1999.

CONDITIONS TO THE MERGER

     The obligations of Crystal, El Paso Energy and El Paso Sub to complete the merger are subject to the satisfaction of the following conditions:

        (1) The approval of the merger by the holders of two-thirds of the total voting power of the Crystal common stock shall have been obtained upon a vote at a duly held meeting of shareholders of Crystal or at any adjournment thereof;

        (2) all authorizations, consents, orders or approvals of, or declarations or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by the merger agreement shall have been filed, shall have occurred or shall have been obtained; and

        (3) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts, subject to the limitations set forth in the section entitled "Best Efforts" in this proxy statement, to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

     Unless waived by Crystal, the obligation of Crystal to complete the merger is subject to the satisfaction of the following additional conditions:

        (1) El Paso Energy and El Paso Sub shall have performed in all material respects all obligations to be performed by them under the merger agreement prior to the effective time of the merger; and

        (2) each of the representations and warranties of El Paso Energy and El Paso Sub contained in the Merger Agreement shall be true and correct in all material respects (disregarding for these purposes any materiality qualifications contained therein) when made and as of the effective time of the merger as if made on and as of that date (provided that those representations and warranties which are by their express provisions made as of a specific date need be true and correct only as of the date specified).

     Unless waived by El Paso Energy and El Paso Sub, the obligations of El Paso Energy and El Paso Sub to complete the merger are subject to the satisfaction of the following additional conditions:

        (1) Crystal shall have performed in all material respects all obligations to be performed by it under the merger agreement prior to the effective time of the merger;

        (2) each of the representations and warranties of Crystal contained in the merger agreement shall be true and correct in all material respects (disregarding for these purposes any materiality qualifications contained in those representations and warranties) when made and as of the effective time of the merger as if made on and as of that date (provided that those representations and warranties which are by their express provisions made as of a specific date need be true and correct only as of the date specified);

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

        (3) the closing of Crystal's case under Chapter 11 of the Bankruptcy Code, which had been reopened in 1998 to assist in the administration of certain environmental claims against Crystal; and

        (4) the internal restructuring of Crystal's subsidiaries (pursuant to which substantially all of Crystal's subsidiaries will be converted into wholly-owned limited liability companies) shall have been completed, no later than immediately prior to the effective time of the merger to the reasonable satisfaction of Parent and Sub.

TERMINATION OR AMENDMENT

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by the shareholders of Crystal):

        (1) by mutual written consent of El Paso Energy and Crystal;

        (2) by either El Paso Energy or Crystal:

           (a) if the approval of two-thirds of the outstanding shares of Crystal common stock shall not have been obtained upon a vote at a duly held meeting of shareholders of Crystal or at any adjournment thereof;

           (b) if the merger shall not have been consummated on or before March 31, 2000, unless the failure to consummate the merger is the result of a material breach of the agreement by the party seeking to terminate the merger agreement; provided, however, that the passage of that period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree or ruling or action restraining, enjoining or otherwise prohibiting the consummation of the merger or the calling or holding of a meeting of the shareholders of Crystal called to approve the merger and the other matters contemplated hereby; or

           (c) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of shares of Crystal common stock pursuant to the merger and that order, decree, ruling or other action shall have become final and nonappealable;

        (3) by Crystal or El Paso Energy in accordance with the provisions of the section of this proxy statement entitled "No Solicitation of Acquisition Transactions";

        (4) by El Paso Energy, if Crystal breaches any of its representations or warranties in the merger agreement or fails to perform in any material respect any of its covenants, agreements or obligations under the merger agreement which breach or failure (x) would give rise to the failure of some of the conditions precedent set forth in the merger agreement and (y) cannot be or has not been cured within 30 days following receipt of written notice of the breach; or

        (5) by Crystal, if El Paso Energy or El Paso Sub breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under the agreement which breach or failure (x) would give rise to the failure of some of the conditions precedent set forth in the merger agreement and (y) cannot be or has not been cured within 30 days following receipt of written notice of the breach.

TERMINATION FEES

     Crystal agreed to pay El Paso Energy a fee in immediately available funds (in recognition of the fees and expenses incurred to date by El Paso Energy in connection with the matters contemplated in the merger agreement) of $7,500,000
(1) promptly upon the termination of the merger agreement in the event the merger agreement is terminated by El Paso Energy or Crystal as permitted in the section of this proxy statement entitled "No Solicitation of Acquisition Transactions" or (2) if any person shall have made a takeover proposal after October 15, 1999 or announced its intention to make a takeover proposal and

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

thereafter the merger agreement is terminated by El Paso Energy or Crystal pursuant to some of the termination provisions of the merger agreement, and within 18 months after the termination of the merger agreement any acquisition transaction involving Crystal shall have been consummated or an acquisition agreement with respect to an acquisition transaction involving Crystal shall have been entered into, then the fee shall be paid upon the date the acquisition agreement is entered into, or if no acquisition agreement is entered into, then upon the date the acquisition transaction is consummated.

     In addition, if the merger agreement is terminated by El Paso Energy or Crystal for failure to obtain shareholder approval or for a material breach of Crystal's representations and warranties or material failure to perform any of its covenants or agreements or if El Paso Energy is entitled to the $7.5 million fee described above, then in either case Crystal shall assume and pay, or reimburse El Paso Energy for, all reasonable and documented fees and expenses incurred by El Paso Energy or El Paso Sub (including the reasonable and documented fees and expenses of its counsel, accountants and financial advisors) through the date of termination and which are specifically related to the merger, the merger agreement and the matters contemplated by the merger agreement, but not to exceed $1,000,000 in the aggregate (or $500,000 in the aggregate in the event the $7.5 million fee described above is paid), promptly, but in no event later than five business days after submission of a request for payment of the same.

EXPENSES

     Except as provided in the section entitled "Termination Fees" above, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby shall be paid by the party incurring the fees or expenses, whether or not the merger is completed.

AMENDMENT AND WAIVER

     The merger agreement may be amended by the parties at any time before or after Crystal shareholder approval is obtained; provided, however, that after shareholder approval, there shall be made no amendment that by law requires further approval by the shareholders without the further approval of the shareholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     At any time prior to the effective time of the merger, the parties may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or the other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto or (3) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of that party.

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

                               DISSENTERS' RIGHTS

     Under the Louisiana Business Corporation Law (the "LBCL"), shareholders of a Louisiana corporation that proposes to become a party to a merger of consolidation pursuant to a shareholder vote are entitled to the right to dissent from the transaction and to receive the fair value of their shares under some circumstances. Pursuant to Section 112 of the LBCL, if the proposed merger is approved by less than 80% of the total voting power outstanding and the merger is then consummated, any shareholders who dissented from the proposed merger may be entitled to receive payment of the fair cash value of their shares if they comply with the procedural requirements of Section 131 of the LBCL. Set forth below is a summary of the procedures relating to a shareholder's right to dissent. This summary of the relevant sections of the LBCL does not purport to be a complete statement of a shareholder's right to dissent and is qualified in its entirety by reference to the excerpts from Section 131 of the LBCL, attached hereto as Annex C.

     Any shareholder electing to dissent from the proposed merger must vote his shares against the proposed merger and must file with Crystal, prior to or at the meeting of shareholders at which the proposed merger is submitted to a vote, written objection to the proposed merger. Neither a vote against the proposed merger nor a specification in a proxy to vote against the proposed merger will in and of itself constitute the necessary written objection to the proposed merger. Moreover, by voting in favor of, or abstaining from voting on, the proposed merger, or by returning a proxy without instructing the proxy holders to vote against the proposed merger, a shareholder waives his rights under
Section 131 of the LBCL. The right to dissent may be exercised only by the record owners of the shares and not by persons who hold shares only beneficially. Beneficial owners who wish to dissent from a proposed merger should have the record ownership of the shares transferred to their names or instruct the record owner to follow the procedures specified in Section 131 of the LBCL on their behalf.

     If the proposed merger is approved by less than 80% of the total voting power of the shares outstanding and the merger is consummated, Crystal shall promptly thereafter give written notice of the approval and consummation of the merger to each shareholder who filed a written objection to and voted his shares against the proposed merger, at the shareholder's last address on the corporation's records. Within 20 days after the mailing of Crystal's written notice to dissenting shareholders, each dissenting shareholder must (1) file with Crystal a written demand for the fair cash value of his shares as of the day before the vote was taken, (2) deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to Crystal upon the sole condition that the certificates shall be delivered to Crystal upon payment of the value of the shares determined in accordance with the provisions of Section 131 of the LBCL, and (3) deliver to Crystal along with his demand, the written acknowledgment of the chartered bank or trust company that it holds his certificates. A dissenting shareholder's demand to Crystal must state the value demanded and the address to which Crystal's reply may be sent. If a dissenting shareholder does not vote his shares against the proposed merger and deliver the written objection, and does not deliver the demand and the bank acknowledgment to Crystal within the time periods specified above, the shareholder shall conclusively be presumed to have acquiesced in the proposed merger and will forfeit any right to seek payment pursuant to Section 131 of the LBCL.

     If Crystal or El Paso Sub does not agree to the value demanded by a dissenting shareholder or does not agree that a payment is due, it shall notify the dissenting shareholder in writing of its disagreement within 20 days after receipt of the shareholder's demand and bank acknowledgment. Crystal or El Paso Sub shall state in its notice of disagreement the value it will agree to pay if any payment should be held to be due. If Crystal or El Paso Sub fails to respond to the dissenting shareholder, it shall be liable for and shall pay to the dissenting shareholder the value demanded by him for his shares.

     If, after both parties have complied with the procedures described above, Crystal and the dissenting shareholder disagree as to the fair cash value of the shares or as to whether any payment is due, the dissenting shareholder may, within 60 days after receipt of the corporation's written notice of its disagreement, file suit against Crystal or El Paso Sub requesting that a court fix and decree the fair cash value of the shares as of the day before the vote for the proposed merger dissented from was taken. Such suit must be filed in the district court of the parish in which the corporation has its registered office. The court shall determine summarily whether any payment is due, and, if so, the cash value of the shares. Any dissenting shareholder entitled to file a suit may, within the 60-day period, intervene as a plaintiff in a suit filed by another dissenting shareholder. No order or decree shall be made by the court staying the proposed merger, and the merger may be consummated notwithstanding the suit. If any dissenting shareholder fails to either bring suit or intervene in dissenting shareholder's suit within 60 days after receipt of Crystal's or El Paso Sub's notice of disagreement, that shareholder shall be conclusively bound (1) by Crystal's or El Paso Sub's statement that no payment is due, or (2) to accept the value of his shares as fixed by Crystal or El Paso Sub in its notice of disagreement.

     If the fair value of the shares has been agreed upon between the shareholder and Crystal or El Paso Sub, or Crystal or El Paso Sub has become liable for the value demanded by the shareholder because of its failure to give notice of disagreement and of the value it will pay, or a shareholder fails to bring suit within 60 days after receipt of Crystal's or El Paso Sub's notice of disagreement and becomes bound to accept the value Crystal or El Paso Sub agrees is due, an action of the shareholder to recover the fair value of his shares must be brought within five years from the date the value was agreed upon or the liability of Crystal or El Paso Sub became fixed.

     If Crystal or El Paso Sub, in its notice of disagreement, offered to pay to the dissenting shareholder an amount in cash deemed by it to be the fair cash value of the shares, and if, upon the institution of a suit by the dissenting shareholder claiming an amount in excess of the amount so offered, Crystal or El Paso Sub deposits in the registry of the court the amount it offered to the shareholder, then, if the amount finally awarded to the shareholder, exclusive of interest and costs, exceeds the amount offered and deposited by Crystal or El Paso Sub, Crystal or El Paso Sub shall be liable for the costs of the proceeding; otherwise, the shareholder shall be liable for the costs of the proceeding.

     Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder, except the rights accorded by
Section 131 of the LBCL. A dissenting shareholder's demand may be withdrawn by the shareholder at any time before Crystal or El Paso Sub gives its notice of disagreement. After Crystal or El Paso Sub provides a notice of disagreement, a dissenting shareholder may not withdraw his demand without Crystal's or El Paso Sub's written consent.

     If a dissenting shareholder's demand is withdrawn, or the proposed merger is abandoned or rescinded, or a court determines that the shareholder is not entitled to receive payment for his shares, or the shareholder otherwise loses his right to dissent, the dissenting shareholder shall not have the right to receive payment for his shares and the shareholder's share certificates shall be returned to him (and, upon his request, new certificates shall be issued to him in exchange for the old ones endorsed to Crystal). Additionally, under these circumstances, the dissenting shareholder shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any rights have expired or any dividend or distribution other than in cash has been completed, in lieu thereof, at Crystal's election, the fair value thereof in cash as determined by Crystal's Board as of the time of the expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following historical financial data has been derived from Crystal's historical consolidated financial statements and should be read in conjunction with the financial statements and the notes thereto, which are incorporated by reference in this proxy statement. See "Incorporation of Certain Documents by Reference".

                                                                                                      SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                         JUNE 30,
                                          -------------------------------------------------------    -------------------
                                          1994(1)       1995        1996       1997        1998        1998       1999
                                          --------    --------    --------   --------    --------    --------   --------
                                                                      (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
Gas storage fees........................  $  --       $  6,317(2) $ 12,568   $ 12,296    $ 14,202    $  6,891   $  7,026
Crude oil sales.........................    15,349          38         258        210         358         147        144
Natural gas sales(3)....................    13,470          19         432      2,320       7,524       3,540      3,486
Interest, investment and other income...    14,704(4)    5,144       3,948      4,927       4,764(5)    2,969        722
                                          --------    --------    --------   --------    --------    --------   --------
                                            43,523      11,518      17,206     19,753      26,848      13,547     11,378
                                          --------    --------    --------   --------    --------    --------   --------
Costs and expenses:
Gas storage operating expenses..........     --            587       1,082      1,011       1,534         808        718
Crude oil and natural gas lease
  operating expense.....................     9,014          14          45        567       1,193         710        770
Taxes other than income tax.............     2,742         543         665        780       1,298         621        673
General and administrative expense......     5,157       3,796       2,935      3,387       2,818       1,303      1,462
Interest and debt expense...............     2,773       2,252       3,259      3,265       3,270       1,639      1,621
Amortization of discount on sale of
  future contract receivables and
  forward sales.........................     --            141       1,520      3,358(6)    5,461       3,375      1,079
Exploration cost........................     2,351          50         356      --          1,333       1,300      --
Depreciation, depletion and
  amortization..........................    14,220       1,769       3,281      3,896       8,285(7)    3,098      3,879
                                          --------    --------    --------   --------    --------    --------   --------
                                            36,257       9,152      13,143     16,264      25,192      12,854     10,202
                                          --------    --------    --------   --------    --------    --------   --------
Income before income taxes and
  extraordinary item....................     7,266       2,366       4,063      3,489       1,656         693      1,176
Income taxes............................     2,840         962       1,590      1,409         742         322        508
                                          --------    --------    --------   --------    --------    --------   --------
Income before extraordinary item........     4,426       1,404       2,473      2,080         914         371        668
Extraordinary item......................     2,320(8)    --          --         --          --          --         --
                                          --------    --------    --------   --------    --------    --------   --------
Net income..............................  $  2,106    $  1,404    $  2,473   $  2,080    $    914    $    371   $    668
                                          ========    ========    ========   ========    ========    ========   ========
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital.........................  $ 75,723    $ 63,444    $ 62,028   $ 67,358    $ 26,673(5) $ 38,463   $ 11,711
Property and equipment, net.............     3,982      96,281(2)   92,965    107,346     143,028(5)  142,521    152,845
Total assets............................    91,940     173,445     169,593    293,562(6)  212,783     259,269    201,915
Long-term obligations, net of current
  portion(9)............................       181      37,860      36,879     38,528      37,784      38,172     37,765
Deferred revenue from sale of future
  contract receivables and forward
  sales(5)(6)...........................     --         22,160      17,861    110,931      29,131      70,077     22,855
Total stockholders' equity..............    86,287     110,549     113,276    140,220     135,962     140,591    136,630

-------------------------

(1) In 1994, Crystal operated as a crude oil and natural gas exploration and production concern until substantially all its oil and gas properties were sold during 1994.

(2) During 1995 Crystal purchased the Hattiesburg gas storage salt cavern facility near Hattiesburg, Mississippi for $78.5 million and sold forward the receivables due under fixed price contracts through June 2000.

(3) During the first quarter of 1997, Crystal purchased the DeSoto properties, producing natural gas and crude oil properties, for $11.9 million.

(4) Includes gain on sale of substantially all crude oil and natural gas properties of $12.5 million.

(5) Available cash was used to purchase the Petal facility in 1998 and to satisfy Crystal's obligations under forward sales contracts.

(6) During the second and third quarter of 1997, Crystal entered into forward sales contracts associated with crude oil and natural gas production for which Crystal received approximately $97 million.

(7) Includes depreciation and amortization associated with a full year's operation of the producing oil and gas properties purchased in late 1997 and a charge of $1.4 million related to the impairment in the carrying values of certain non-operated crude oil and natural gas properties and an investment in the development of an enhanced recovery project in Ecuador.

(8) Represents loss on early extinguishment of debt net of applicable tax.

(9) Primarily represents Crystal's 8.12% Secured Guaranteed Notes.

                          PRICE RANGE OF COMMON STOCK

     The Crystal common stock is listed on the American Stock Exchange under the symbol "COR". The following table sets forth the range of high and low sale prices for Crystal common stock for the periods indicated, as reported by the American Stock Exchange.

                                                                HIGH    LOW
                                                                ----    ---
1997
Quarter ended March 31......................................    $38 1/4 $34 3/4
Quarter ended June 30.......................................    $36 1/2 $33 1/4
Quarter ended September 30..................................    $39     $33 1/2
Quarter ended December 31...................................    $43 3/4 $38 1/2
1998
Quarter ended March 31......................................    $44     $38
Quarter ended June 30.......................................    $42 1/4 $38 3/4
Quarter ended September 30..................................    $43     $38 1/8
Quarter ended December 31...................................    $40     $36
1999
Quarter ended March 31......................................    $38 1/4 $33 1/4
Quarter ended June 30.......................................    $33 3/4 $31
Quarter ended September 30..................................    $46 3/4 $31 1/2
Quarter ending December 31 (through October 25).............    $55     $42 5/8

     On October 14, 1999, the last full trading day prior to the public announcement of the merger agreement, the closing price of Crystal common stock as reported by the American Stock Exchange was $45. On October 29, 1999, the last full trading day prior to the date of this proxy statement, the closing price for Crystal common stock as reported by the American Stock Exchange was $54.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of October 25, 1999, the beneficial ownership of each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) who is known by Crystal to be the beneficial owner of more than 5% of the outstanding Crystal common stock and Senior Preferred Stock. Unless otherwise indicated, each person listed has sole voting and investment power with respect to the shares beneficially owned.

                                                                SHARES BENEFICIALLY
                                                                       OWNED             SHARES BENEFICIALLY OWNED
                                                                 (EXCLUDING SHARES       (INCLUDING SHARES DEEMED
                                                               DEEMED OWNED PURSUANT     OWNED PURSUANT TO RIGHTS
                                                              TO RIGHTS TO ACQUIRE)(1)        TO ACQUIRE)(2)
                                                              ------------------------   -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER  TITLE OF CLASS            SHARES     PERCENT(3)      SHARES      PERCENT(3)
------------------------------------  --------------          ----------   -----------   ----------    -----------
Quantum Fund N.V.(4)                  Common Stock            1,628,066       61.0%      1,637,001(5)     61.1%
Quantum Partners LDC(4)               Senior Preferred Stock  3,971,260       54.0%      3,971,260        54.0%
Kaya Flamboyan 9
Curacao, Netherlands Antilles
George Soros(6)                       Common Stock            1,708,713       64.0%      1,717,648(7)     64.2%
888 Seventh Avenue                    Senior Preferred Stock  3,971,260       54.0%      3,971,260        54.0%
New York, NY 10106
El Paso Energy Corporation(8)         Common Stock            1,708,713       64.0%      1,708,713        64.0%
El Paso Energy Acquisition Co.(8)     Senior Preferred Stock  3,971,260       54.0%      3,971,260        54.0%
1001 Louisiana Street
Houston, Texas 77002
State Street Research & Management
Company(9)                            Common Stock              255,740        9.6%        255,740         9.6%
One Financial Center, 30th Floor
Boston, MA 02111-2690
Lehman Brothers Inc.(10)              Common Stock               --           --             3,541        *
3 World Financial Center              Senior Preferred Stock  1,574,195     21.4%        1,574,195      21.4%
New York, NY 10285

* Represents less than one percent (1%) of outstanding class.
-------------------------

(1) The number and percentage of securities owned excludes any shares that the person may be deemed to be the beneficial owner of pursuant to Rule 13d-3 promulgated under the Exchange Act as a result of any rights that the person may have to acquire beneficial ownership of the security within 60 days.

(2) The number and percentage of securities owned includes all shares that the person may be deemed to be the beneficial owner of pursuant to Rule 13d-3 promulgated under the Exchange Act as a result of any rights that the person may have to acquire beneficial ownership of the security within 60 days.

(3) The percentages shown in the above table are calculated on the basis of the 2,668,122 shares of Crystal common stock and 7,360,753 shares of Senior Preferred Stock that were issued and outstanding as of October 15, 1999.

(4) Quantum Fund N.V. ("Quantum Fund") owns 183,346 shares of Crystal common stock. Quantum Partners LDC ("Quantum Partners") owns 1,444,720 shares of Crystal common stock. SFM LLC serves as principal investment manager to Quantum Fund and Quantum Partners, and as such may be deemed the beneficial owner of the securities held for the accounts of Quantum Fund and Quantum Partners. Mr. George Soros ("Mr. Soros"), as Chairman of SFM LLC, has the ability to direct the investment decisions of SFM LLC and as such may be deemed the beneficial owner of the securities held for the accounts of Quantum Fund and Quantum Partners. Mr. Stanley F. Druckenmiller ("Mr. Druckenmiller"), as Lead Portfolio Manager of SFM LLC, has the ability to direct the investment decisions of SFM LLC and as such may be deemed the beneficial owner of the securities held for the accounts of Quantum Fund and Quantum Partners. The foregoing information, as well as the information set forth in Note 5 hereof, is based primarily on information provided to Crystal by SFM LLC, Mr. Soros and Mr. Druckenmiller in Amendment No. 14 to their Schedule 13D dated October 18, 1999.

(5) The number of shares of Crystal common stock beneficially owned by SFM LLC, Quantum Partners, Mr. Soros and Mr. Druckenmiller includes 3,971,260 shares of Crystal Senior Preferred Stock owned by Quantum Partners; those shares are convertible into 8,935 shares of Crystal common stock.

(6) Mr. Soros may be deemed the beneficial owner of 80,647 shares of Crystal common stock held directly for his account. In addition, as described in
     Note 4 hereof, Mr. Soros, as Chairman of SFM LLC, may be deemed the beneficial owner of the securities held for the accounts of Quantum Fund and Quantum Partners. The foregoing information, as well as the information set forth in Note 7 hereof, is based primarily on information provided to Crystal by SFM LLC, Mr. Soros and Mr. Druckenmiller in Amendment No. 14 to their Schedule 13D dated October 18, 1999.

(7) The number of shares of Crystal common stock beneficially owned by Mr. Soros includes 3,971,260 shares of Crystal Senior Preferred Stock owned by Quantum Partners; those shares are convertible into 8,935 shares of Crystal common stock.

(8) The shares identified are held by Quantum and George Soros and are subject to the Shareholders Agreements dated October 15, 1999 entered into by them with El Paso Energy and El Paso Sub. El Paso Energy and El Paso Sub possess shared power to vote, or direct the vote of, the identified shares. All financial ownership and other rights to vote are held by Quantum and Mr. Soros. The foregoing information is based solely on the Schedule 13D dated October 21, 1999, of El Paso Energy and El Paso Sub filed with the SEC.

(9) This information is based solely on the Schedule 13G dated February 8, 1999, of State Street Research & Management Company filed with the Commission with respect to its beneficial ownership of Crystal common stock.

(10) Lehman Brothers Inc. owns in the aggregate 1,574,195 shares of Senior Preferred Stock, which may be converted into 3,541 shares of Crystal common stock. The foregoing information is based on the Schedule 13G dated September 30, 1999, of Lehman Brothers Inc., a subsidiary of Lehman Brothers Holding, Inc., filed with the SEC with respect to its beneficial ownership of Senior Preferred Stock.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of October 25, 1999, the beneficial ownership of the equity securities of Crystal of each of the directors of Crystal, each "named executive officer" (as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC and the instructions thereto) and all executive officers and directors of Crystal as a group. Unless otherwise indicated, the named person directly owns the securities listed and exercises sole voting and investment power with respect thereto. The table has been prepared from information obtained from the respective directors and executive officers.

                                                        SHARES BENEFICIALLY
                                                          OWNED (EXCLUDING          SHARES BENEFICIALLY
                                                        SHARES DEEMED OWNED       OWNED (INCLUDING SHARES
                                                       PURSUANT TO RIGHTS TO       DEEMED OWNED PURSUANT
                                                            ACQUIRE)(1)          TO RIGHTS TO ACQUIRE)(2)
                                                       ----------------------    -------------------------
NAME                          TITLE OF CLASS           SHARES     PERCENT(3)      SHARES       PERCENT(3)
----                          --------------           -------    -----------    ---------    ------------
J. N. Averett, Jr.,.........  Common Stock              4,702        *             77,327(4)      2.8%
President, Chief
Executive Officer and
Director
Gary S. Gladstein,(5).......  Common Stock              1,850        *              1,850        *
Director
Lief D. Rosenblatt,(6)......            --               --         --              --           --
Director
George P. Giard, Jr.,.......  Common Stock              2,940        *              2,940        *
Director
Donald G. Housley,(7).......  Common Stock             16,302        *             16,391        *
Director                      Senior Preferred Stock   39,999        *             39,999        *
Neal Moszkowski,(8).........  Common Stock              1,500        *              1,500        *
Director
J. A. Ballew,...............  Common Stock              1,198        *             21,573(9)     *
Executive Vice
President, Treasurer
and Secretary
David L. Hayden,............  Common Stock                837        *             10,087(10)    *
Senior Vice
President/Engineering
All executive officers,       Common Stock             30,085      1.1%          138,799(11)    5.0%
directors and                 Senior Preferred Stock   39,999        *             39,999        *
nominees of Crystal as
a group (9 persons)

* Represents less than one percent (1%) of outstanding class.
-------------------------

 (1) The number and percentage of securities owned excludes any shares that the person may be deemed to be the beneficial owner of pursuant to Rule 13d-3 promulgated under the Exchange Act as a result of any rights that the person may have to acquire beneficial ownership of the security within 60 days.

 (2) The number and percentage of securities owned includes all shares that the person may be deemed to be the beneficial owner of pursuant to Rule 13d-3 promulgated under the Exchange Act as a result of any rights that the person may have to acquire beneficial ownership of the security within 60 days.

 (3) The percentages shown in the above table are calculated on the basis of the 2,668,122 shares of Crystal common stock and 7,360,753 shares of Senior Preferred Stock that were issued and outstanding as of October 15, 1999.

 (4) The number of shares and percentage of beneficial ownership includes stock options to acquire 72,625 shares of Crystal common stock owned by Mr. Averett and 1,492 shares of Crystal common stock that are owned by him through Crystal's Employee Stock Ownership Plan.

 (5) Mr. Gladstein is a Managing Director of SFM LLC.

 (6) Mr. Rosenblatt does not own any of Crystal's securities.

 (7) The number of shares and percentage of beneficial ownership includes 89 shares of Crystal common stock that are issuable upon the conversion of 39,999 shares of Senior Preferred Stock that are owned by Mr. Housley.

 (8) Mr. Moszkowski is an employee of SFM LLC.

 (9) The number of shares of Crystal common stock and percentage of beneficial ownership of Mr. Ballew includes stock options to acquire 20,375 shares of Crystal common stock and 1,098 shares of Crystal common stock owned by him through Crystal's Employee Stock Ownership Plan.

(10) The number of shares of Crystal common stock and percentage of beneficial ownership of Mr. Hayden includes stock options to acquire 9,250 shares of Crystal common stock and 807 shares of Crystal common stock owned by him through Crystal's Employee Stock Ownership Plan.

(11) The number of shares of Crystal common stock and percentage of beneficial ownership attributable to all directors and executive officers of Crystal as a group includes 89 shares of Crystal common stock that are issuable upon the conversion of 39,999 shares of Senior Preferred Stock that are beneficially owned by those persons. In addition, the number of shares of Crystal common stock and percentage of beneficial ownership attributable to those persons includes stock options to acquire 108,625 shares of Crystal common stock and 4,153 shares of Crystal common stock owned through Crystal's Employee Stock Ownership Plan that may be beneficially owned by those persons.

                           FORWARD-LOOKING STATEMENTS

     Statements in this proxy statement other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As such, the involved risks and uncertainties are subject to change at any time. Crystal derives its forward-looking statements from its operating budgets which are based on various assumptions, including matters regarding crude oil and natural gas prices, demand and supply for crude oil and natural gas, changes in the market for natural gas storage and transportation, the ultimate recovery and realization of the estimated reserves from the proved producing and undeveloped reserves in the DeSoto Properties, success of the Company's ability to market interruptible service at the Hattiesburg Facility and the Petal Facility, the use of the Company's existing net operating tax loss carryforwards, the ability to become Year 2000 compliant, the Company's successful execution of its acquisition strategy and internal operating plans including the expansion of its natural gas storage facilities, labor relations, regulatory uncertainties and legal proceedings, including in particular its pending litigation with the State of Louisiana regarding environmental matters. Although the Company believes its assumptions are reasonable, it is impossible to predict the impact of certain factors that could cause actual results to differ materially from those currently anticipated.

                      WHERE YOU CAN FIND MORE INFORMATION

     Each of Crystal and El Paso Energy is subject to the informational requirements of the Securities Exchange Act of 1934. Each company files reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

     You may also read reports, proxy statements and other information relating to Crystal at the offices of the American Stock Exchange, Inc. at 86 Trinity Place, New York, New York 10006 and reports, proxy statements and other information relating to El Paso Energy at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Crystal hereby incorporates by reference into this proxy statement the following documents that have been filed with the SEC (File No. 1-8715) pursuant to the Securities Exchange Act of 1934, as amended:

        (1) its Annual Report on Form 10-K for the year ended December 31, 1998;

        (2) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999;

        (3) its Current Reports on Form 8-K filed March 5, 1999 and June 15, 1999; and

        (4) all documents and reports filed by Crystal pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as
     amended, after November   , 1999 and on or prior to December   , 1999.

     Any statement contained in a document incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

     You may obtain, without charge, upon written or oral request, a copy of any of the documents referred to above that have been or may be incorporated by reference into this proxy statement, other than exhibits to those documents (unless those exhibits are specifically incorporated by reference into the documents).

Requests should be directed to Crystal Gas Storage, Inc., 229 Milam Street, Shreveport, Louisiana 71101, Attention: J.A. Ballew (telephone number 318-222-7791).

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND OUR PERIODIC FILINGS WITH THE SEC. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE PROPOSED MERGER OR CRYSTAL THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR THE DOCUMENTS WE HAVE PERIODICALLY FILED WITH THE SEC. THEREFORE, YOU SHOULD NOT RELY ON ANY DIFFERENCE OR ADDITIONAL INFORMATION GIVEN TO YOU.

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT MAY ONLY BE ACCURATE AS
OF NOVEMBER   , 1999, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER
DATE APPLIES.

                             SHAREHOLDER PROPOSALS

     To the extent the merger is not consummated, shareholder proposals for inclusion in the proxy statement for presentment to the 2000 annual meeting of shareholders must be received at the office of Crystal, 229 Milam Street, Shreveport, Louisiana 71101, no later than December 9, 1999, to be considered for inclusion in the proxy statement relating to that meeting. Shareholder proposals submitted outside the processes of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, will be considered untimely if received by Crystal after February 22, 2000.

                               OTHER INFORMATION

     Representatives of KPMG LLP, independent auditors of Crystal, are expected to attend the special meeting, will be afforded an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          EL PASO ENERGY CORPORATION,

                         EL PASO ENERGY ACQUISITION CO.

                                      AND

                           CRYSTAL GAS STORAGE, INC.

                                OCTOBER 15, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I
     THE MERGER.............................................    1
     SECTION 1.1.  The Merger...............................    1
     SECTION 1.2.  Effective Time...........................    1
     SECTION 1.3.  Effects of the Merger....................    1
     SECTION 1.4.  Certificate of Incorporation and
      By-laws...............................................    1
     SECTION 1.5.  Directors................................    2
     SECTION 1.6.  Officers.................................    2
     SECTION 1.7.  Effect on Capital Stock..................    2
            (a)       Capital Stock of Sub..................    2
            (b)       Cancellation of Treasury Stock and
            Parent Owned Stock..............................    2
            (c)       Conversion of Shares..................    2
            (d)       Conversion of Senior Preferred
            Stock...........................................    2
            (e)       Shares of Dissenting Stockholders.....    2

ARTICLE II
     EXCHANGE PROCEDURE.....................................    3
     SECTION 2.1.  Exchange of Certificates.................    3
            (a)       Paying Agent..........................    3
            (b)       Parent to Provide Funds...............    3
            (c)       Exchange Procedure....................    3
            (d)       No Further Ownership Rights in
            Shares..........................................    3

ARTICLE III
     REPRESENTATIONS AND WARRANTIES.........................    4
     SECTION 3.1.  Representations and Warranties of the
      Company...............................................    4
            (a)       Organization, Standing and Power......    4
            (b)       Subsidiaries..........................    4
            (c)       Capital Structure.....................    4
            (d)       Authority; Non-contravention..........    5
            (e)       SEC Documents.........................    6
            (f)       Information Supplied..................    6
            (g)       Absence of Certain Changes or
            Events..........................................    6
            (h)       State Takeover Statutes; Absence of
            Supermajority Provision.........................    7
            (i)        Brokers..............................    7
            (j)        Litigation...........................    7
            (k)       Employee Benefit Matters..............    7
            (l)        Taxes................................    9
            (m)      No Excess Parachute Payments...........   10
            (n)       Environmental Matters.................   10
            (o)       Compliance with Laws..................   10
            (p)       Material Contracts and Agreements.....   10
            (q)       Title to Properties...................   11
            (r)       Intellectual Property.................   11
            (s)       Labor Matters.........................   11
            (t)       Undisclosed Liabilities...............   11
            (u)       Pipeline Imbalances...................   12
            (v)       Year 2000.............................   12
            (w)       Opinion of Financial Advisor..........   12
            (x)       Board Recommendation..................   12

                                                              PAGE
                                                              ----
SECTION 3.2.  Representations and Warranties of Parent and
Sub.........................................................   12
            (a)       Organization; Standing and Power......   12
            (b)       Authority; Non-contravention..........   12
            (c)       Information Supplied..................   13
            (d)       Brokers...............................   13
            (e)       Litigation............................   13

ARTICLE IV
     COVENANTS RELATING TO CONDUCT OF BUSINESS..............   13
     SECTION 4.1.  Conduct of Business of the Company.......   13
            (a)       Ordinary Course.......................   13
            (b)       Changes in Employment Arrangements....   15
            (c)       Severance.............................   15
            (d)       Other Actions.........................   15
            (e)       Internal Restructuring and Hattiesburg
            Owner Trust Matters.............................   15
            (f)       Base Gas..............................   16

ARTICLE V
     ADDITIONAL AGREEMENTS..................................   16
     SECTION 5.1.  Stockholder Approval; Preparation of
      Proxy Statement.......................................   16
     SECTION 5.2.  Access to Information....................   16
     SECTION 5.3.  Reasonable Efforts; Notification.........   17
     SECTION 5.4.  Employee Benefit Matters.................   19
     SECTION 5.5.  Indemnification..........................   20
     SECTION 5.6.  Fees and Expenses........................   21
     SECTION 5.7.  Public Announcements.....................   21
     SECTION 5.8.  Internal Restructuring...................   21
     SECTION 5.9.  Redemption of Senior Preferred Stock.....   21

ARTICLE VI
     CONDITIONS PRECEDENT...................................   21
     SECTION 6.1.  Conditions to Each Party's Obligation to
      Effect the Merger.....................................   21
            (a)       Stockholder Approval..................   21
            (b)       Other Approvals.......................   21
            (c)       No Injunctions or Restraints..........   21
     SECTION 6.2.  Conditions to Obligations of Parent and
      Sub...................................................   22
     SECTION 6.3.  Condition to Obligations of the
      Company...............................................   22

ARTICLE VII
     TERMINATION, AMENDMENT AND WAIVER......................   22
     SECTION 7.1.  Termination..............................   22
     SECTION 7.2.  Procedure for Termination, Amendment,
      Extension or Waiver...................................   23
     SECTION 7.3.  Effect of Termination....................   23
     SECTION 7.4.  Amendment................................   23
     SECTION 7.5.  Extension; Waiver........................   23

ARTICLE VIII
     SPECIAL PROVISIONS AS TO CERTAIN MATTERS...............   23
     SECTION 8.1.  Takeover Defenses of the Company and
      Standstill Agreements.................................   23
     SECTION 8.2.  No Solicitation..........................   24
     SECTION 8.3.  Fee and Expense Reimbursements...........   26

                                                              PAGE
                                                              ----
ARTICLE IX
     GENERAL PROVISIONS.....................................   26
     SECTION 9.1.  Nonsurvival of Representations and
      Warranties............................................   26
     SECTION 9.2.  Notices..................................   26
     SECTION 9.3.  Definitions..............................   27
     SECTION 9.4.  Interpretation...........................   28
     SECTION 9.5.  Counterparts.............................   28
     SECTION 9.6.  Entire Agreement; No Third-Party
      Beneficiaries.........................................   28
     SECTION 9.7.  Governing Law............................   28
     SECTION 9.8.  Assignment...............................   28
     SECTION 9.9.  Enforcement of the Agreement.............   28
     SECTION 9.10. Performance by Sub.......................   29
     SECTION 9.11. Severability.............................   29

Schedule I -- Company Disclosure Document...................  S-1
Exhibit A -- Internal Restructuring Description.............  A-1

                             LIST OF DEFINED TERMS

                                                              PAGE
                                                              ----
Acquisition Agreement.......................................   25
Acquisition Transaction.....................................   24
affiliate...................................................   27
Agreement...................................................    1
Applicable Period...........................................   24
CERCLA......................................................   27
Certificates................................................    3
Certificates of Merger......................................    1
Code........................................................    7
Company.....................................................    1
Company Benefit Plan........................................    7
Company Charter.............................................    5
Company Financial Advisor...................................   12
Company HSR Documents.......................................   18
Company NOLs................................................    9
Company Permits.............................................   10
Company Stockholder Approval................................    7
Confidentiality and Standstill Agreements...................   23
conversion..................................................   15
DGCL........................................................    1
Dissenting Stockholders.....................................    1
Effective Time of the Merger................................    1
environmental laws..........................................   27
ERISA.......................................................    7
Exchange Act................................................    5
Fairness Opinion............................................   12
Gas Storage Expansion Project...............................   13
Governmental Entity.........................................    5
HSR Act.....................................................    5
include, includes or including..............................   28
Indemnified Parties.........................................   19
Internal Restructuring......................................   15
IRS.........................................................    8
knowledge...................................................   27
LBCL........................................................    1
Liens.......................................................    4
material adverse change or material adverse effect..........   27
Merger......................................................    1
Merger Consideration........................................    2
Notice of Superior Proposal.................................   24
Parent......................................................    1
Parent Benefit Plan.........................................   19
Parent HSR Documents........................................   18
Paying Agent................................................    2
person......................................................   28
Proxy Statement.............................................    5
Replacement Plan............................................   19
SEC.........................................................    5
SEC Documents...............................................    5

                                                              PAGE
                                                              ----
Securities Act..............................................    6
Senior Preferred Stock......................................    4
Severance Agreements........................................    8
Share or Shares.............................................    1
Shareholders Agreement......................................    1
Sub.........................................................    1
subsidiary..................................................   28
superior proposal...........................................   25
Surviving Corporation.......................................    1
takeover proposal...........................................   24
Tax or Taxes................................................    9
Tax Return..................................................    9

        AGREEMENT AND PLAN OF MERGER dated as of October 15, 1999, among EL PASO ENERGY CORPORATION, a Delaware corporation ("Parent"), EL PASO ENERGY ACQUISITION CO., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, and CRYSTAL GAS STORAGE, INC., a Louisiana corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions of this Agreement and Plan of Merger (this "Agreement");

     WHEREAS, in order to effectuate such acquisition of the Company, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of the Company with and into Sub (the "Merger"), upon the terms and subject to the conditions of this Agreement, whereby each issued and outstanding share of common stock, $.01 par value, of the Company (singularly "Share" and plurally "Shares") not owned directly or indirectly by Parent or the Company, except (unless the Merger is approved by eighty percent or more of the Company's total voting power, in which event there will be no dissenters rights) Shares held by persons who object to the Merger and comply with all the provisions of Louisiana law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("Dissenting Stockholders"), will be converted into the right to receive $57 per Share;

     WHEREAS, contemporaneously with the execution and delivery of this Agreement certain stockholders of the Company have executed and delivered a Shareholders Agreement pursuant to which they have entered into certain agreements with Parent and Sub regarding the Shares beneficially owned by them (the "Shareholders Agreement"); and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law (the "DGCL") and the Louisiana Business Corporation Law (the "LBCL"), the Company shall be merged with and into Sub at the Effective Time of the Merger. Following the Merger, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL and the LBCL.

     SECTION 1.2. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file certificates of merger or other appropriate documents (in any such case, the "Certificates of Merger") executed in accordance with the relevant provisions of the DGCL and the LBCL. The Merger shall become effective at such time as the Certificates of Merger are duly filed with the Delaware and Louisiana Secretaries of State, which the parties agree will be done simultaneously, or simultaneously at such other time as Sub and the Company shall agree should be specified in the Certificates of Merger (the time the Merger becomes effective being the "Effective Time of the Merger").

     SECTION 1.3. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and in Louisiana Revised Statute 12:115, which constitutes a provision of the LBCL.

     SECTION 1.4. Certificate of Incorporation and By-laws.

        (a) The Certificate of Incorporation of Sub, as in effect at the Effective Time of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that such Certificate of Incorporation shall be amended hereby as of the Effective Time of the Merger to change the name of Sub to Crystal Gas Storage, Inc.

        (b) The By-laws of Sub as in effect at the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.5. Directors. The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.6. Officers. The officers of Sub at the Effective Time of the Merger shall be the officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.7. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any Shares:

        (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

        (b) Cancellation of Treasury Stock and Parent Owned Stock. All Shares that are owned directly or indirectly by the Company as treasury stock or by any wholly owned subsidiary of the Company and any Shares owned by Parent, Sub or any other wholly owned subsidiary of Parent shall be canceled, and no consideration shall be delivered in exchange therefor.

        (c) Conversion of Shares. Subject to Section 1.7(d), each issued and outstanding Share (other than Shares to be canceled in accordance with Section 1.7(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $57 per Share (the "Merger Consideration").

        (d) Conversion of Senior Preferred Stock. To the extent that any shares of Senior Preferred Stock are issued and outstanding at the Effective Time of the Merger, each such share shall be converted into one share of senior preferred stock of the Surviving Corporation having terms identical to the terms of the Senior Preferred Stock and having no alteration or change in the powers, preferences or rights given to the holders of shares of such senior preferred stock of the Surviving Corporation from those of the holders of shares of Senior Preferred Stock.

        (e) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary (unless the Merger is approved by eighty percent or more of the Company's total voting power, in which event there will be no dissenters rights), any issued and outstanding Shares held by a Dissenting Stockholder shall not be converted as described in Section 1.7(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Louisiana; provided, however, that Shares outstanding immediately prior to the Effective Time of the Merger and held by a Dissenting Stockholder who shall, after the Effective Time of the Merger, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the LBCL, shall be deemed to be converted, as of the Effective Time of the Merger, into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any written demands for appraisal of Shares received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                                   ARTICLE II

                               EXCHANGE PROCEDURE

     SECTION 2.1. Exchange of Certificates.

        (a) Paying Agent. Prior to the Effective Time of the Merger, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Shares.

        (b) Parent to Provide Funds. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide the Paying Agent on a timely basis funds necessary to pay for the Shares pursuant to Section 1.7.

        (c) Exchange Procedure. Promptly after the Effective Time of the Merger, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Shares (the "Certificates"), other than the Company, Parent and any subsidiary of the Company or Parent, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.7(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.1, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.7(c). Notwithstanding the foregoing, neither the Paying Agent nor any party shall be liable to a former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any payment pursuant to this Section 2.1 would otherwise escheat to or become the property of any governmental body or agency) the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Any funds made available to the Paying Agent that remain unclaimed by holders of Certificates for six months after the Effective Time of the Merger shall be delivered to the Surviving Corporation upon demand and any holder of Certificates who has not theretofore complied with this Section 2.1(c) shall thereafter look only to Parent for payment of their claim for Merger Consideration.

        (d) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, Parent and Sub as follows, subject to any exceptions specified in the Company Disclosure Document in the form attached hereto as Schedule I to the extent such exceptions reference a specific Section of this Article III:

        (a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have, or be reasonably likely to have, a material adverse effect on the Company.

        (b) Subsidiaries. The Company's subsidiaries are corporations, limited liability companies or general partnerships that are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and have the requisite corporate power and authority (or comparable power and authority in the case of limited liability companies or general partnerships) to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease. The Company's subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing would not have, or be reasonably likely to have, a material adverse effect on the Company. All the outstanding shares of capital stock of the Company's subsidiaries that are corporations, and all the ownership interests of the Company in its other subsidiaries, have been duly authorized and validly issued and are, except in the case of any subsidiary that is a general partnership, fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person. All such stock and ownership interests are owned of record and beneficially by the Company or by a wholly owned subsidiary of the Company, free and clear of all liens, pledges, security interests, charges, claims and other encumbrances of any kind or nature ("Liens"). Except for the capital stock of, or ownership interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity.

        (c) Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $.01 par value, and 51,200,773 shares of preferred stock, $.01 par value, of which 21,488,353 shares have been designated $.06 Senior Convertible Voting Preferred Stock (Non-Cumulative) and 27,717,570 of which have been designated Series A Preferred Stock. At the close of business on June 30, 1999, (i) 2,668,122 Shares were issued and outstanding, (ii) 192,875 Shares were reserved for issuance pursuant to options granted under the Company's Employee Stock Option Plan, (iii) no Shares were reserved for issuance pursuant to options not yet granted under the Company's Employee Stock Option Plan, (iv) 7,360,753 shares of $.06 Senior Convertible Voting Preferred Stock ("Senior Preferred Stock") were issued and outstanding, (v) 16,562 Shares were reserved for issuance upon conversion of such outstanding shares of Senior Preferred Stock and (vi) no shares of Series A Preferred Stock were issued or outstanding. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all such Shares issuable upon the exercise of stock options or conversion of Senior Preferred Stock will be when issued thereunder, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by the Company since June 30, 1999, other than Shares issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for options described above and Senior

     Preferred Stock described above, there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

        (d) Authority; Non-contravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval, to consummate the transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.1(h). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Amended and Restated Articles of Incorporation, as amended (the "Company Charter"), or By-laws of the Company or any provision of the comparable organizational documents of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause
     (ii), any such conflicts, violations, defaults, rights or liens, security interests, charges or encumbrances that individually or in the aggregate would not have, or be reasonably likely to have, a material adverse effect on the Company and would not, or be reasonably likely to, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and (B) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be filed in connection with this Agreement and the transactions contemplated hereby, and (iii) the filing of the Certificates of Merger with the Delaware and Louisiana Secretaries of State with respect to the Merger as provided in the DGCL and the LBCL and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have, or be reasonably likely to have, a material adverse effect on the Company.

        (e) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1998 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

        (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Company's stockholders meeting convened for the purpose of obtaining the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, as it relates to the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

        (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents, since December 31, 1998, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any event or circumstance that has had or been reasonably likely to have a material adverse effect with respect to the Company; (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock;
     (iii) (A) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1998, (B) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1998, or (C) except in accordance with past practice as to executive officers, any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer; (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company; (v) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; or (vi) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by
     Section 4.1.

        (h) State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation, shall apply to the Merger or, the Shareholders Agreement, or any of the other transactions contemplated hereby or by the Shareholders Agreement. Except for the approval of the Merger by the holders of two-thirds of the voting power of Shares and Senior Preferred Stock, present at the meeting of stockholders held for such purpose, voting together as a class pursuant to which each Share is entitled to one vote and each share of Senior Preferred Stock is entitled to .001 votes per share (unless the shares of Senior Preferred Stock have been called for redemption prior to such meeting and the provisions of Louisiana Revised Statute 12:75 shall have been satisfied so that such shares shall not be entitled to vote at such meeting) ("Company Stockholder Approval"), no other stockholder action on the part of the Company is required for approval of the Merger and the transactions contemplated hereby.

        (i) Brokers. Except for Goldman, Sachs & Co., which has rendered the Fairness Opinion referred to in Section 3.1(u) and whose fees are to be paid by the Company, no broker, investment banker or other person is entitled to receive from the Company or any of its subsidiaries any investment banking, brokerage or finder's fees in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker. The engagement letter between the Company and Goldman, Sachs & Co. provided to Parent on or prior to the date of this Agreement constitutes the entire understanding of the Company and Goldman, Sachs & Co. with respect to the matters referred to therein, and has not been amended or modified, nor will it be amended or modified prior to the Effective Time of the Merger.

        (j) Litigation. Except as disclosed in the SEC Documents, there is no suit, action, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries that has had or could reasonably be expected to have a material adverse effect on the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which has had, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

        (k) Employee Benefit Matters. As used in this Section 3.1(k), the term "Employer" shall mean the Company as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in sections 414(b), (c), (m) and (o) of the Internal Revenue Code of 1986, as amended ("Code"), of which the Company is a member.

           (i) With respect to each employee welfare benefit plan, employee pension benefit plan and employee benefit plan as defined in sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which have been or are sponsored by, participated in, or contributed to by the Employer at any time during the three-year period ending on the date of this Agreement, or with respect to which the Employer may have any liability, and except for any matter that would not individually or in the aggregate have, or be reasonably likely to have, a material adverse effect on the Company, to the extent applicable: (A) the plan is in substantial compliance with the Code and ERISA, including all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA; (B) the appropriate Form 5500 has been timely filed for each year of its existence; (C) there has been no transaction described in section 406 or section 407 of ERISA or section 4975 of the Code unless exempt under section 408 of ERISA or section 4975 of the Code, as applicable; (D) the bonding requirements of section 412 of ERISA have been satisfied; (E) there is no issue pending nor any issue resolved adversely to the Employer which may subject the Company to the payment of a penalty, interest, tax or other amount, (F) the plan can be unilaterally terminated or amended on no more than 90 days notice; (G) all contributions or other amounts payable by the Employer as of the Effective Time of the Merger with respect to the plan have either been paid or accrued in the Employer's most recent financial statements included in the SEC Documents and (H) no notice has been received or given by the Employer of an increase or proposed increase in the cost of any such plan or any other employee benefit agreement or arrangement, including deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans or agreements, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts and other similar plans, agreements and arrangements that are currently in effect or were maintained within three years of the date hereof, or have been approved before this date but are not yet effective, for the benefit of directors, officers or employees, or former directors, officers or employees (or their beneficiaries) of the Employer (each, a "Company Benefit Plan"). There are no pending or, to the Company's knowledge, threatened or anticipated claims (other than routine claims for benefits), actions, arbitrations, investigations or suits by, on behalf of or against any Company Benefit Plan or their related trusts. The Company has made available to Parent true and correct copies of all of the Company Benefit Plans.

           (ii) Neither the Company nor any entity (whether or not incorporated) that was at any time during the six years before the date of this Agreement treated as a single employer together with the Company under section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or section 412 of the Code. Neither the Company nor any entity (whether or not incorporated) that was at any time during the six years before the date of this Agreement treated as a single employer together with the Company under section 414 of the Code has ever maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in section 3(37) of ERISA. During the last six years, the Company has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of section 501(c)(9) of the Code. No plan, arrangement or agreement will cause the Employer to have liability for severance pay as a result of the Merger, except as otherwise set forth in the Amended and Restated Executive Compensation and Severance Agreements between the Company and each of the persons named in the Company Disclosure Document and the Severance Plan described therein, covering employees who are not parties to Amended and Restated Executive Compensation and Severance Agreements (collectively the "Severance Agreements"). The Employer does not provide employee benefits, including without limitation, death, post-retirement medical or health coverage (whether or not insured) or contribute to or maintain any employee benefit plan which provides for benefit coverage following termination of employment except (A) as is required by section 4980B(f) of the Code or other applicable statute,
        (B) death benefits or retirement benefits under any employee pension benefit plan as defined in section 3(2) of ERISA, (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary), nor has it made any representations, agreements, covenants or commitments to provide that coverage, or (D) deferred compensation benefits which have been accrued as liabilities on the books of the Employer and disclosed on its financial statements included in the SEC Documents. All group health plans maintained by the Employer have been operated in material compliance with section 4980B(f) of the Code.

           (iii) All Company Benefit Plans that are intended to qualify under section 401(a) of the Code have been submitted to and approved as qualifying under section 401(a) of the Code by the Internal Revenue Service ("IRS") or the applicable remedial amendment period will not have ended prior to the Effective Time of the Merger.

           (iv) Except as expressly provided in this Agreement or the Severance Agreements and except pursuant to certain options under the Company's Employee Stock Option Plan as described in section 3.1(c), the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due any director, officer or employee or former director, officer or employee (including any beneficiary) of the Employer.

           (v) With respect to any entity (whether or not incorporated) that is both treated as a single employer together with the Company under section 414 of the Code and located outside of the

        United States, any benefit plans maintained by it for the benefit of its directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdiction of such entity, except where such failure to be in compliance would not, either individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on the Company.

        (l) Taxes. (i) Each of the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is or has been a member, has timely filed (taking into account any extensions) all Tax Returns required to be filed by it on or before the Effective Time of the Merger and has timely paid or deposited (or the Company has paid or deposited on its behalf) all Taxes and estimated Taxes which are required to be paid or deposited before the Effective Time of the Merger. Each of the Tax Returns filed by the Company or any of its subsidiaries is accurate and complete in all material respects. The Company has delivered or made available to Parent accurate and complete copies of all Tax Returns of the Company and its subsidiaries that have been requested by Parent. The Company shall give Parent an opportunity to review and comment upon any Tax Returns of the Company and its subsidiaries to be filed after the date of this Agreement. No extension or waiver of the limitation period applicable to any of the Tax Returns of the Company or its subsidiaries has been granted, and no such extension or waiver has been requested from any of the Company or its subsidiaries. The most recent consolidated financial statements of the Company contained in the filed SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements;

           (ii) No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no tax liens upon any assets of the Company or any of its subsidiaries (except for liens for ad valorem Taxes not yet delinquent and other Taxes not yet due and payable) and no claim has been made by any authority in a jurisdiction where any of the Company and its subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no current examinations of any Tax Return of the Company or any of its subsidiaries being conducted and there are no settlements of any prior examinations which could reasonably be expected to materially adversely affect any taxable period for which the statute of limitations has not run.

           (iii) None of the Company or its subsidiaries is, or has been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract.

           (iv) For federal income Tax purposes, the net operating losses of the Company and its subsidiaries as reflected on the federal income Tax Returns of the Company and its subsidiaries (the "Company NOLs") exceed the gain the Company and the subsidiaries will recognize as a result of the Internal Restructuring, the Merger, and any other transactions contemplated by this Agreement. The Company NOLs are not subject to any limitations (e.g., under Section 382 of the Code, Section 384 of the Code, or the consolidated return regulations).

           (v) The limited liability company subsidiaries of the Company resulting from the Internal Restructuring are, or will be at the Effective Time of the Merger, treated as disregarded entities for federal income Tax purposes and the assets of such subsidiaries are, or will be at the Effective Time of the Merger, treated as owned directly by the Company for federal income Tax purposes.

           (vi) At the Effective Time of the Merger, no subsidiary of the Company will be treated as a partnership for federal income Tax purposes.

           (vii) No person is required to withhold any amounts pursuant to
        Section 1445 of the Code from any payments of Merger Consideration made to holders of Shares pursuant to the Merger. The Company has delivered or made available to Parent accurate and complete copies of all audit reports and similar documents relating to Tax Returns of the Company and its subsidiaries;

           (viii) As used herein, "Tax" or "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign. As used herein, "Tax Return" shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

        (m) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined by the IRS in proposed Treasury Regulation section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in section 280G(b)(1) of the Code).

        (n) Environmental Matters. Except as would not have, or be reasonably likely to have, a material adverse effect on the Company, (i) the business operations of the Company and its subsidiaries are being conducted, and to the Company's knowledge have at all times been conducted, in compliance with all limitations, restrictions, standards and requirements established under environmental laws, (ii) no facts or circumstances exist that impose on the Company or any of its subsidiaries an obligation under environmental laws to conduct any removal, remediation, or similar response action, or that would form the basis of any claim, action, lawsuit, proceeding or investigation against, or any liability of, the Company or any of its subsidiaries under any environmental law, (iii) there is no obligation, undertaking or liability arising out of or relating to environmental laws that the Company or any of its subsidiaries has agreed to, assumed or retained, by contract or otherwise, or that has been imposed on the Company or any of its subsidiaries by any writ, injunction, decree, order or judgment, (iv) neither the Company nor any of its subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar state law, and
     (v) there are no lawsuits, claims, actions, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that arise out of or relate to environmental laws.

        (o) Compliance with Laws. The Company and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have, or be reasonably likely to have, a material adverse effect on the Company (the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure to so comply would not have, or be reasonably likely to have, a material adverse effect on the Company. Neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to the Company or any of its subsidiaries or their respective business, assets or operations, except for violations and failures to comply that have not had, individually or in the aggregate, or could not individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

        (p) Material Contracts and Agreements. All material contracts of the Company or its subsidiaries have been included in the SEC Documents, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC. Set forth on Section 3.1(p) of the Company Disclosure Document is a complete and accurate listing of all hedging and forward sale arrangements (i) to which the Company or any of its subsidiaries is party or (ii) by which any of the Company's or any of its subsidiaries' assets are bound.

        (q) Title to Properties.

           (i) Each of the Company and each of its subsidiaries has good and defensible title to, or valid leasehold interests in, all its material assets and properties purported to be owned by it in the SEC Documents, except for such assets and properties as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted or as reasonably expected to be conducted. All such assets and properties, other than assets and properties in which the Company or any of the subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in the SEC Documents and except for Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

           (ii) Except as would not have, or be reasonably likely to have, a material adverse effect on the Company, each of the Company and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

        (r) Intellectual Property. The Company and its subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of the Company and its subsidiaries taken as a whole. To the Company's knowledge, (i) the use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by the Company and its subsidiaries does not infringe on the rights of any person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company and its subsidiaries which has had or could have a material adverse effect on the Company, and (ii) no person is, in any manner that has had or could have a material adverse effect on the Company, infringing on any right of the Company or any of its subsidiaries with respect to any such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs. No claims are pending or, to the Company's knowledge, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

        (s) Labor Matters. There are no collective bargaining agreements or other labor union agreements or understandings to which the Company or any of its U.S. subsidiaries is a party or by which any of them is bound, nor is it or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. To the Company's knowledge, during the five-year period ending on the date of this Agreement, neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

        (t) Undisclosed Liabilities. Except as set forth in the SEC Documents, at the date of the most recent audited financial statements of the Company included in the SEC Documents, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), which, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the Company.

        (u) Pipeline Imbalances. There are no physical natural gas cumulative imbalances with respect to the Company's or any of its subsidiaries' properties.

        (v) Year 2000. The systems operated or used by the Company or any of its Subsidiaries are capable of providing uninterrupted millennium functionality on or after January 1, 2000 to share, record, process and present data in substantially the same manner and with the same functionality as such systems share, record, process and present such data on or before December 31, 1999, except, in the aggregate, as would not have, or be reasonably likely to have, a material adverse effect on the Company.

        (w) Opinion of Financial Advisor. The Company's financial advisor, Goldman, Sachs & Co. (the "Company Financial Advisor"), has delivered to the Board of Directors of the Company an oral opinion, to be confirmed in writing (the "Fairness Opinion") to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Shares in the Merger is fair to such holders from a financial point of view. Subject to the prior review by the Company Financial Advisor, the Fairness Opinion shall be included in the Proxy Statement.

        (x) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend to the holders of the Shares that they approve the Merger and the transactions contemplated thereby.

     SECTION 3.2. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to, and agree with, the Company as follows:

        (a) Organization; Standing and Power. Parent and Sub are corporations duly organized, validly existing and in good standing under laws of their states of incorporation and have the requisite corporate power and authority to carry on their business as now being conducted. Parent and Sub are duly qualified to do business and in good standing in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business (individually or in the aggregate) would not have, or be reasonably likely to have, a material adverse effect on Parent.

        (b) Authority; Non-contravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Sub or any of their subsidiaries under, any provision of (i) the Certificate of Incorporation or By-laws of Sub or of Parent or any comparable organizational documents of their subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations or defaults that individually or in the aggregate would not materially impair the ability of Parent and Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub or any of their subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (i) the filing by Parent of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of such reports under Sections 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) filings in Delaware by Sub in connection with the Merger.

        (c) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Company's stockholder meeting at which Company Stockholder Approval is sought, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        (d) Brokers. Except for Donaldson, Lufkin & Jenrette Securities Corporation, whose fees are to be paid by Parent, no broker, investment banker or other person, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub, including any fee for any opinion rendered by any investment banker.

        (e) Litigation. There is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1. Conduct of Business of the Company.

        (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically contemplated by the terms of this Agreement), the Company shall and shall cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted at the date hereof (including the on-going expansion project at the Company's Mississippi gas storage operations (the "Gas Storage Expansion Project"), which is being undertaken in the ordinary course of business) and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time of the Merger. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to:

           (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) other than in connection with the Senior Preferred Stock Redemption, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

           (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than, in the case of the Company, the issuance of Shares upon the exercise of options or conversion of Senior Preferred Stock outstanding on the date of this Agreement (as identified and described in Section 3.1(c)) in accordance with their current terms);

           (iii) amend the Company Charter, By-laws or other comparable charter or organizational document;

           (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

           (v) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) other transactions involving not in excess of $500,000 in the aggregate and (C) the creation of Liens in connection with working capital borrowings under revolving credit facilities incurred in accordance with Section 4.1(a)(vi);

           (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement with respect to any of the foregoing, except for working capital borrowings under revolving credit facilities that are
        (1) incurred in the ordinary course of business, (2) on terms customary for facilities of this type and (3) prepayable without premium or penalty; provided the Company notifies Parent of the entering into of any such facilities and of any drawdowns made thereunder; or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

           (vii) make or incur any new capital expenditure not included in the Company's approved capital expenditure budget for 1999 set forth as on
        Section 4.1(a)(vii) of the Company Disclosure Document or not in conjunction with the Gas Storage Expansion Project as contemplated by
        Section 4.1(a)(vii) of the Company Disclosure Document with respect to 1999, which, singly or in the aggregate with all other expenditures, would exceed $500,000 or enter into any material agreements or commitments with respect to capital expenditures without the prior written consent of Parent (which consent shall not be unreasonably withheld);

           (viii) make any material election relating to Taxes or settle or compromise any material Tax liability;

           (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents or incurred in the ordinary course of business consistent with past practice;

           (x) release any party from or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

           (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

           (xii) enter into any new collective bargaining agreement;

           (xiii) change any material accounting principle used by it, except as required by regulations promulgated by the SEC or the Financial Accounting Standards Board;

           (xiv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent, such consent not to be unreasonably withheld;

           (xv) enter into any forward sale or hedging arrangements with respect to natural gas transportation or storage or any other products; or

           (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

        (b) Changes in Employment Arrangements. Neither the Company nor any of its subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Benefit
     Plan) for the benefit of any employee, director or former director or employee, increase the compensation or benefits of any officer of the Company or any of its subsidiaries, or, except as provided in an existing Company Benefit Plan or in the ordinary course of business consistent with past practice, increase the compensation or benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

        (c) Severance. Neither the Company nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or, except as required under the existing terms of a Company Benefit Plan, accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

        (d) Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.

        (e) Internal Restructuring and Hattiesburg Owner Trust
     Matters. Notwithstanding any provision of this Section 4.1 to the contrary, the Company shall be permitted to take the actions necessary to achieve the internal restructuring of its subsidiaries, to the extent described in Exhibit A hereto (the "Internal Restructuring"), so that immediately prior to the Effective Time of the Merger each and every subsidiary of the Company, other than any subsidiary which is at present a general partnership or limited liability company, shall have been converted into, or otherwise become by merger or otherwise (collectively "conversion"), a new single member limited liability company organized under the Delaware Limited Liability Company Act. Further, if requested by Parent, the Company shall use its reasonable efforts to own or acquire ownership of, or cause a subsidiary to own or acquire ownership of, all Investor Certificates issued under the Hattiesburg Owner Trust Agreement. If Parent makes such request, Sub shall timely advance to the Company any funds necessary to effectuate the acquisition of all Investor Certificates issued under the Hattiesburg Owner Trust not owned by the Company or any subsidiary as of the date hereof, which advance shall be evidenced by an unsecured promissory note of the Company, in a form reasonably acceptable to the Company and Sub, which shall be payable by the Company to Sub on the date six months from the date of such advance and which shall bear simple interest at 8 1/2% per annum, payable in arrears. The Company shall, upon the occasion of it and its subsidiaries owning all such Investor Certificates, take all reasonable efforts to terminate the trust created by the Hattiesburg Owner Trust Agreement and the other agreements benefitting such trust, including that certain Collateral Sharing and Security Agreement dated November 21, 1995, that certain Guarantee dated November 21, 1995 and that certain Sales and Servicing Agreement dated November 21, 1995, as amended by the First Amendment thereto dated January 31, 1996.

        (f) Base Gas. Subject to changes in fuel gas and gas used to settle operational balancing accounts, the Company will maintain its current base gas levels at its gas storage facilities, which levels the Company believes are adequate to meet current contractual needs and to avoid damage to the storage facilities.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1. Stockholder Approval; Preparation of Proxy Statement.

        (a) The Company will, as soon as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving and adopting this Agreement and approving related matters. The Company will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement, except to the extent that the Board of Directors of the Company shall have withdrawn its approval or recommendation of this Agreement or the Merger solely to the extent permitted by Section 8.2(b).

        (b) The Company will, as soon as practicable following the execution of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably and timely objects.

        (c) The Company shall cooperate with Parent with respect to setting a record date for any necessary vote of stockholders regarding the Merger and will set such date as and when requested by Parent.

     SECTION 5.2. Access to Information.

        (a) During the period from the date hereof to the Effective Time of the Merger, except to the extent otherwise required by United States regulatory considerations:

           (i) The Company shall, and shall cause each of its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Parent, and to Parent's accountants, counsel, financial advisors and other representatives, reasonable access to the Company's and its subsidiaries' respective properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, furnish promptly to Parent,

               (A) a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of Federal or state securities laws and

               (B) all other information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request so as to afford Parent a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of the Company and its subsidiaries as Parent may reasonably desire to make. The Company agrees to advise Parent of all material developments with respect to the Company, its subsidiaries and their respective assets and liabilities.

           (ii) The Company agrees to request KPMG LLP to permit PricewaterhouseCoopers LLP to review and examine the work papers of KPMG LLP with respect to the Company and its subsidiaries, and the officers of the Company will furnish to Parent such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent shall from time to time reasonably request.

           (iii) The Company shall promptly notify Parent of any notices from or investigations by Governmental Entities that could materially affect the Company's business or assets or the consummation of the Merger. Parent will promptly notify the Company of any notices from or investigations by Governmental Entities that could materially affect Parent's consummation of the Merger.

        (b) Except as required by law and without limiting in any way the continued efficacy of the Confidentiality and Standstill Agreement referred to in Section 8.1, each of the Company and Parent shall, and shall cause its respective directors, officers, employees, accountants, counsel, financial advisors and representatives and affiliates to, (i) hold in confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all nonpublic information concerning the other party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such person), (ii) not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors, and (iii) not use such information for any competitive or other purpose other than with respect to its consideration and evaluation of the transactions contemplated by this Agreement. Any investigation by any party of the assets and business of the other party and its subsidiaries shall not affect any representations and warranties hereunder or either party's right to terminate this Agreement as provided in Article VII.

        (c) In the event of the termination of this Agreement, each party promptly will deliver to the other party (and destroy all electronic data reflecting the same) all documents, work papers and other material (and any reproductions or extracts thereof and any notes or summaries thereto) obtained by such party or on its behalf from such other party or its subsidiaries as a result of this Agreement or in connection therewith so obtained before or after the execution hereof.

     SECTION 5.3. Reasonable Efforts; Notification.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this Section 5.3, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, each of the Company and Parent and its respective Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and (iii) cooperate with each other in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, the Company and the Surviving Corporation.

        (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

        (c) (i) Each of the parties hereto (and, in the case of the Company, its ultimate controlling person, as necessary) shall file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties (and, in the case of the Company, its ultimate controlling person, as necessary) agrees to use reasonable efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act.

           (ii) Except as otherwise required by United States regulatory considerations, the Company will furnish to Fried, Frank, Harris, Shriver & Jacobson, counsel to Parent and Sub, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Company HSR Documents")) between the Company, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of the Company with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by Parent and Sub, copies will not be required to be provided to Fried, Frank, Harris, Shriver & Jacobson and (y) with respect to any Company HSR Documents (1) that contain any information which, in the reasonable judgment of Fulbright & Jaworski L.L.P., should not be furnished to Parent or Sub because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of the Company to furnish any such Company HSR Documents to Fried, Frank, Harris, Shriver & Jacobson shall be satisfied by the delivery of such Company HSR Documents on a confidential basis to Fried, Frank, Harris, Shriver & Jacobson pursuant to a confidentiality agreement in form and substance reasonably satisfactory to Parent. Except as otherwise required by United States regulatory considerations, Parent and Sub will furnish to Fulbright & Jaworski L.L.P., counsel to the Company, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Parent HSR Documents")) between Parent, Sub or any of their respective representatives, on the one hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of Parent or Sub with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by the Company, copies will not be required to be provided to Fulbright & Jaworski L.L.P. and (y) with respect to any Parent HSR Documents (1) that contain information which, in the reasonable judgment of Fried, Frank, Harris, Shriver & Jacobson, should not be furnished to the Company because of antitrust considerations or
        (2) relating to a request for additional information pursuant to Section
        (e)(1) of the HSR Act, the obligation of Parent and Sub to furnish any such Parent HSR Documents to Fulbright & Jaworski L.L.P. shall be satisfied by the delivery of such Parent HSR Documents on a confidential basis to Fulbright & Jaworski L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Company.

           (iii) At the election of Parent, the Company and Parent shall use reasonable efforts to defend all litigation under the Federal or state antitrust laws of the United States which if adversely determined would, in the reasonable opinion of Parent (based on the advice of outside counsel), be likely to result in the failure of the condition set forth in Section 6.1(c) not being satisfied, and to appeal any order, judgment or decree, which if not reversed, would result in the failure of such condition. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Parent, Sub or the Company, or any of their respective subsidiaries or affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Sub, the Company or the Surviving Corporation (or to require Parent, Sub, the Company or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each party under Section 5.3(a) to use reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.3(c).

     SECTION 5.4. Employee Benefit Matters.

        (a) Parent may cause any Company Benefit Plan, other than the Severance Agreements, to be terminated or discontinued at or after the Effective Time of the Merger, provided that, to the extent Parent or its affiliates maintain a benefit plan of the same type for employees of Parent or any of its affiliates ("Parent Benefit Plan"), Parent shall take all actions necessary or appropriate to permit the Company employees participating in such Company Benefit Plan to immediately thereafter participate in such Parent Benefit Plan of the same type maintained by Parent or any of its affiliates for their employees generally (a "Replacement Plan"); provided, however, that if the Company Benefit Plan that is so terminated or discontinued is a group health plan, then Parent shall permit each Company employee participating in such group health plan and his or her eligible dependents to be covered under a Replacement Plan under the terms and conditions of the Replacement Plan as modified to the extent necessary to
     (i) provide medical and dental benefits to each such Company employee and such eligible dependents effective immediately upon the cessation of coverage of such individuals under such group health plan, (ii) credit to such Company employee, for the year during which such coverage under such Replacement Plan begins, with any deductibles and copayments already incurred during such year under such group health plan, and (iii) waive any preexisting condition restrictions to the extent that the preexisting condition restrictions were satisfied under such group health plan. Parent, the Surviving Corporation, their affiliates, and the Parent Benefit Plans (including, without limitation, the Replacement Plans) shall recognize each Company employee's years of service and level of seniority with the Company and its subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under the Parent Benefit Plans (other than benefit accruals under any defined benefit pension plan). Nothing in this Agreement shall be construed to require Parent to provide any particular type or amount of benefits for any person under any Parent Benefit Plan.

        (b) At the Effective Time of the Merger, each outstanding option to purchase Shares shall be canceled and the holder thereof shall be entitled to receive at the Effective Time of the Merger from the Company in consideration for such cancellation a cash payment of an amount equal to
     (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such option, multiplied by (ii) the number of Shares subject to such option. All amounts payable pursuant to this Section 5.4(b) shall be subject to any required withholding of taxes. Prior to the Effective Time of the Merger, the Board of Directors of the Company will take any corporate action necessary with respect to outstanding options to effectuate the provisions of this Section 5.4(b).

     SECTION 5.5. Indemnification.

        (a) The Company shall, and from and after the Effective Time of the Merger, Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of the Company or any of its Subsidiaries or an employee of the Company or any of its Subsidiaries who acts as a fiduciary under any Company Benefit Plans (but, with respect to such employees, only to the extent (if any) indemnified by the Company as of the date hereof) (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or such employee of the Company or any subsidiary whether pertaining to any matter existing or occurring at or prior to the Effective Time of the Merger and whether asserted or claimed prior to, or at or after, the Effective Time of the Merger (including arising out of or relating to the Merger, the consummation of the transactions contemplated herein, and any action taken in connection therewith). Any Indemnified Party wishing to claim indemnification under this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company (or after the Effective Time of the Merger, Parent and the Surviving Corporation), but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.5, except to the extent such failure materially prejudices such party. Parent or the Surviving Corporation shall have the right to assume the defense thereof. If Parent of the Surviving Corporation does not assume the defense, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties. The Indemnified Party will cooperate in the defense of any such matter. Parent shall not be liable for any settlement effected without its prior written consent.

        (b) Parent shall purchase and maintain in effect for the benefit of the Indemnified Parties for a period of six years after the Effective Time of the Merger, directors' and officers' liability insurance of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties than that maintained by the Company and its Subsidiaries as of the date of this Merger Agreement with respect to matters arising before the Effective Time of the Merger, provided that Parent shall not be required to pay an annual premium of such insurance in excess of three times the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

        (c) All rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the Indemnified Parties as provided in the charter documents or by-laws of the Company or its subsidiaries and in any indemnification agreements to which they are parties shall survive the Merger, and the Surviving Corporation shall continue such indemnification rights for acts or omissions prior to the Effective Time of the Merger in full force and effect in accordance with their terms and Parent shall be financially responsible therefor.

        (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made, and Parent shall cause them to be so made, so that the successors and assigns of the Surviving Corporation, which, in the reasonable good faith opinion of the Surviving Corporation, shall be financially responsible persons or entities, assume the obligations set forth in this
     Section 5.5.

        (e) The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, his heirs and representatives.

     SECTION 5.6. Fees and Expenses. Except as provided in Article VIII, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     SECTION 5.7. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from stockholders and Parent may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

     SECTION 5.8. Internal Restructuring. Parent, Sub and the Company will each use their reasonable efforts to aid and permit the Company to achieve the Internal Restructuring, and in such regards Parent and Sub specifically agree that no representation, warranty, covenant or other agreement herein contained shall be breached to the extent the Internal Restructuring results in the acceleration of the payment of any indebtedness of the Company or any subsidiary thereof listed on Section 5.8 of the Company Disclosure Document (whether on account of the Internal Restructuring causing a default under any agreement or instrument relating to such indebtedness or otherwise) and that Sub shall, as the Surviving Corporation, be responsible for any such accelerated payment, including any penalty, premium or "make-whole" payment associated therewith listed on Section 5.8 of the Company Disclosure Document.

     SECTION 5.9. Redemption of Senior Preferred Stock. Parent shall no later than three business days prior to the date scheduled for the meeting to be held in respect of the Company Stockholder Approval instruct the Company to take all steps necessary to mail a notice of redemption of the Senior Preferred Stock at such time as specified by Parent (including at any time not later than the date one business day before the date scheduled for such meeting). When so instructed by Parent, the Company shall take all steps necessary to mail such notice of redemption in accordance with the Company Charter and to satisfy the provisions of Louisiana Revised Statute 12:75 regarding the deposit of funds necessary so that the Senior Preferred Stock shall no longer have any voting rights and shall no longer be outstanding. When Parent so instructs, Sub shall timely advance to the Company any funds necessary to effectuate such deposit, which advance shall be evidenced by an unsecured promissory note of the Company, in a form reasonably acceptable to the Company and Sub, which shall be payable by the Company to Sub on the date six months from the date of such advance and which shall bear simple interest at 8 1/2% per annum, payable quarterly in arrears.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1. Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Effective Time of the Merger of the following conditions:

        (a) Stockholder Approval. Company Stockholder Approval shall have been obtained upon a vote at a duly held meeting of stockholders of the Company or at any adjournment thereof.

        (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, shall have occurred or shall have been obtained.

        (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts, subject to the limitations set forth in Section 5.3 hereof, to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

     SECTION 6.2. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the following conditions:

        (a) that Company shall have performed in all material respects all obligations to be performed by it under this Agreement prior to the Effective Time of the Merger;

        (b) each of the representations and warranties of the Company contained in Section 3.1 and shall be true and correct in all material respects (disregarding for these purposes any materiality qualifications contained therein) when made and as of the Effective Time of the Merger as if made on and as of such date (provided that such representations and warranties which are by their express provisions made as of a specific date need be true and correct only as of such specific date);

        (c) the Company's case under Chapter 11 of the Bankruptcy Code shall have been closed under Section 350 of the Bankruptcy Code in a manner satisfactory to Parent.

        (d) the Internal Restructuring shall have been completed, no later than immediately prior to the Effective Time of the Merger, in accordance with Exhibit A to the reasonable satisfaction of Parent and Sub.

     SECTION 6.3. Condition to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the conditions that (a) Parent and Sub shall have performed in all material respects all obligations to be performed by them under this Agreement prior to the Effective Time of the Merger, and (b) each of the representations and warranties of Parent and Sub contained in Section 3.2 shall be true and correct in all material respects (disregarding for these purposes any materiality qualifications contained therein) when made and as of the Effective Time of the Merger as if made on and as of such date (provided that such representations and warranties which are by their express provisions made as of a specific date need be true and correct only as of such specific date).

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the
Company:

        (a) by mutual written consent of Parent and the Company;

        (b) by either Parent or the Company:

           (i) if Company Stockholder Approval shall not have been obtained upon a vote at a duly held meeting of stockholders of the Company or at any adjournment thereof;

           (ii) if the Merger shall not have been consummated on or before March 31, 2000, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree or ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of the stockholders of the Company called to approve the Merger and the other matters contemplated hereby; or

           (iii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of Shares pursuant to the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

        (c) by the Company or Parent in accordance with the provisions of
     Section 8.2;

        (d) by Parent, if the Company breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement which breach or failure (x) would give rise to the failure of a condition set forth in
     Section 6.2(a) or 6.2(b) and (y) cannot be or has not been cured within 30 days following receipt of written notice of such breach; or

        (e) by the Company, if Parent or Sub breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement which breach or failure (x) would give rise to the failure of a condition set forth in
     Section 6.3(a) or 6.3(b) and (y) cannot be or has not been cured within 30 days following receipt of written notice of such breach.

     SECTION 7.2. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.4 or an extension or waiver pursuant to Section
7.5 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

     SECTION 7.3. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Parent, Sub or the Company, or any director, officer, employee or stockholder thereof, other than the confidentiality provisions of Sections 5.2(b) and (c) and the provisions of Sections 3.1(i), 3.2(d), 5.6, 7.3, 8.2, 8.3, the proviso of the last sentence of
Section 8.1 and Article IX.

     SECTION 7.4. Amendment. This Agreement may be amended by the parties at any time before or after Company Stockholder Approval is obtained; provided, however, that after such Approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.5. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS

     SECTION 8.1. Takeover Defenses of the Company and Standstill
Agreements. The Company shall take such action with respect to any anti-takeover provisions in its charter or afforded it by statute to the extent necessary to consummate the Merger on the terms set forth in this Agreement. The Company hereby waives the provisions of the letter agreements dated July 30, 1999, and July 30, 1999, between the Company and Parent and the Company and El Paso Energy Marketing Company, respectively (such letter agreements being herein referred to collectively as the "Confidentiality and Standstill Agreements"), prohibiting the purchase of Shares or acting to influence or control the Company, solely in connection with the transactions contemplated hereby; provided, however, that upon termination of this Agreement, such waiver shall no longer be effective.

     SECTION 8.2. No Solicitation.

        (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit or initiate the submission of any takeover proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, in the case of this clause (iii), that to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by the members thereof based on the advice of outside counsel, the Company may at any point prior to Company Stockholder Approval (the "Applicable Period"), and subject to the Company's providing written notice to Parent of its decision to take such action and compliance with Section 8.2(f), in response to an unsolicited request therefor received other than in contravention of this Section 8.2(a), furnish information to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in the Confidentiality and Standstill Agreements referred to in
     Section 8.1 hereof and otherwise enter into discussions and negotiations with such person or group as to any superior proposal such person or group has made. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor, agent or representative of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. For purposes of this Agreement, "takeover proposal" means (i) any proposal, other than a proposal by Parent or any of its affiliates, for a merger or other business combination involving the Company, (ii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, an equity interest in the Company or any subsidiary, any voting securities of the Company or any subsidiary or a material amount of the assets of the Company and its subsidiaries, taken as a whole, or (iii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 20% of the outstanding Shares. Each of the transactions referred to in clauses (i) -- (iii) of the foregoing definition of takeover proposal, other than the transactions contemplated by this Agreement, is referred to herein as an "Acquisition Transaction".

        (b) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Sections 7.1 (a), (b) or (e), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives (other than in contravention of Section 8.2(a)) a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors may, during the Applicable Period only, withdraw or modify its approval or recommendation of this Agreement or the Merger and may, during the Applicable Period only and subject to compliance with the provisions of this sentence terminate this Agreement, in each case at any time after midnight on the third business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors has received a takeover proposal which it has determined to be a superior proposal and that the Board of Directors of the Company has resolved to accept the superior proposal (subject to such termination), specifying the material terms and conditions of such superior proposal, identifying the person or group making such superior proposal and providing Parent with a copy of all written materials submitted with respect to such superior proposal, but only if Parent does not make, within three business days of receipt of the Notice of Superior Proposal, a written offer that is at least as favorable, in the good faith reasonable judgment of a majority of the members of the Board of Directors of the Company (based on the advice of a financial advisor of nationally recognized reputation), as the superior proposal. The Company (x) will not enter into a binding agreement for a superior proposal referred to in the previous sentence until at least the first calendar day following the third business day after it has provided the written notice to Parent required thereby, (y) will notify Parent promptly if its intention to enter into a written agreement referred to in such notice shall change at any time after giving such notification and (z) will not terminate this Agreement or enter into a binding agreement for a superior proposal referred to in the previous sentence if Parent has within the period referred to in clause (x) of this sentence, made a written offer that is at least as favorable, in the good faith reasonable judgment of a majority of the members of the Board of Directors of the Company (based on the advice of a financial advisor of nationally recognized reputation), as the superior proposal. Any of the foregoing to the contrary notwithstanding, the Company may engage in discussions with any person or group that has made an unsolicited takeover proposal for the purpose of determining whether such proposal is a superior proposal. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act.

        (c) In the event that the Board of Directors of the Company or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect, or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal, or (iii) fail to reaffirm its approval or recommendation of this Agreement and the Merger within two days after a request by Parent, Parent may terminate this Agreement.

        (d) For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, at least a majority of the Shares then outstanding or at least 50% of the assets of the Company and its subsidiaries taken as a whole, and (x) otherwise on terms which a majority of the members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to Parent) to be more favorable to the Company's stockholders than the Merger and that financing thereof is reasonably likely to be available, and (y) which such Board of Directors, after considering such matters as such Board of Directors deems relevant (including the written opinion of outside counsel), determines in good faith that, in the case of the Company, furnishing information to the third party, participating in discussions or negotiations with respect to the superior proposal or withdrawing or modifying its recommendation or recommending a superior proposal, as applicable, or terminating this Agreement, is required for the Board of Directors of the Company to comply with its fiduciary duties to the Company and its stockholders under applicable law.

        (e) For purposes of this Agreement, "Acquisition Agreement" means any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a superior proposal which is entered into by the Company in accordance with
     Section 8.2(a)).

        (f) The Company promptly shall advise Parent orally and in writing of any takeover proposal or any inquiry with respect to or that could reasonably be expected to lead to any takeover proposal, the identity of the person making any such takeover proposal or inquiry and the material terms of any such takeover proposal or inquiry. The Company shall provide Parent with copies of all written materials received in connection with any such takeover proposal and shall keep Parent fully informed of the status and material terms of any such takeover proposal or inquiry.

        (g) The Company shall each immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any takeover proposal.

     SECTION 8.3. Fee and Expense Reimbursements.

        (a) The Company agrees to pay Parent a fee in immediately available funds (in recognition of the fees and expenses incurred to date by Parent in connection with the matters contemplated hereby) of $7,500,000 (i) promptly upon the termination of the Agreement in the event this Agreement is terminated by Parent or the Company as permitted by Section 8.2 or (ii) if any Person shall have made a takeover proposal after the date hereof or announced its intention to make a takeover proposal and thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or 7.1(b)(ii), and within 18 months after the termination of this Agreement any Acquisition Transaction involving the Company shall have been consummated or an Acquisition Agreement with respect to an Acquisition Transaction involving the Company shall have been entered into, then such fee shall be paid upon the date the Acquisition Agreement is entered into, or if no Acquisition Agreement is entered into, then upon the date the Acquisition Transaction is consummated.

        (b) In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Sections 7.1(b)(i) or (d) or (ii) if Parent is entitled to a fee pursuant to Section 8.3(a), then in either case the Company shall assume and pay, or reimburse Parent for, all reasonable and documented fees and expenses incurred by Parent or Sub (including the reasonable and documented fees and expenses of its counsel, accountants and financial advisors) through the date of termination and which are specifically related to the Merger, this Agreement and the matters contemplated by this Agreement, but not to exceed $1,000,000 in the aggregate (or $500,000 in the aggregate in the event a fee is paid pursuant to Section 8.3(a)), promptly, but in no event later than five business days after submission of a request for payment of the same.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     SECTION 9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Sub, to

     El Paso Energy Corporation
     1001 Louisiana Street
     Houston, Texas 77002
     Telephone: (713) 420-2131
     Facsimile: (713) 420-6969
     Confirm:   (713) 420-2131
     Attention: President

     with a copy to

     Fried, Frank, Harris, Shriver & Jacobson
     1 New York Plaza
     New York, New York 10004
     Telephone: (212) 859-8000
     Facsimile: (212) 859-4000
     Confirm:   (212) 859-8362
     Attention: Gary P. Cooperstein, Esq.

     (b) if to the Company, to

     Crystal Gas Storage, Inc.
     400 Crystal Building
     229 Milam Street
     Shreveport, Louisiana 71120
     Telephone: (318) 222-7791
     Facsimile: (318) 677-5504
     Confirm:   (318) 677-5500
     Attention: Joe N. Averett, Jr.

     with a copy to:

     Fulbright & Jaworski L.L.P.
     1301 McKinney, Suite 5100
     Houston, Texas 77010-3095
     Telephone: (713) 651-5151
     Facsimile: (713) 651-5246
     Confirm:   (713) 651-5496
     Attention: Charles H. Still, Esq.

     SECTION 9.3. Definitions. For purposes of this Agreement:

        (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

        (b) "environmental laws" means, as applicable, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec.sec. 9601 et seq. ("CERCLA"), the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. sec.sec. 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sec.sec. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. sec.sec. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. sec.sec. 136 et seq., the Clean Air Act, 42 U.S.C. sec.sec. 7401 et. seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. sec.sec. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. sec.sec. 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. sec.sec. 641 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sec.sec. 1801 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. sec.sec. 2701 et seq., all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation in effect as of the date of this Agreement, or any common law cause of action, contractual obligation, or judicial or administrative decision, order or decree (all as have been amended from time to time) regulating, governing or relating to pollution, contamination and/or protection of the environment or human health.

        (c) "knowledge" means, with respect to any matter stated herein to be "to the Company's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, Chief Financial Officer any Vice President of the Company or any person that has responsibility for managing a functional area of the Company, and with respect to any matter stated herein to be "to Parent's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President, Chief Financial Officer or General Counsel of Parent.

        (d) "material adverse effect" or "material adverse change" means, when used in connection with the Company, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), financial performance or results of operations of the Company and its subsidiaries, taken as a whole, provided, however, that no such change or effect shall be deemed to have occurred to the extent such change or effect arises from conditions generally affecting the oil and gas or electric power generation industries or from the United States or global economies.

     The term "material adverse effect" means, when used in respect of Parent or Sub, any material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement.

        (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization or other entity; and

        (f) a "subsidiary" of any person means any corporation, partnership, association, joint venture, limited liability company or other entity in which such person owns over 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of directors or other governing body of such other legal entity.

     SECTION 9.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein and the schedules attached hereto) and the Confidentiality and Standstill Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 5.4(b) and 5.5, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

     SECTION 9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except that matters pertaining to the merger of the Company into Sub shall be governed by the DGCL and the LBCL to the extent of their applicability to the Merger.

     SECTION 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Parent and/or Sub may assign all or any of their respective rights and obligations hereunder to any affiliate, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.9. Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any district court of the United States located in the States of Texas (Southern District only), Louisiana or Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal district court sitting in the Southern District of Texas or in Louisiana or any Federal or state court sitting in the State of Delaware in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than such a Federal or state court.

     SECTION 9.10. Performance by Sub. Parent hereby agrees to cause Sub to comply with its obligations under this Agreement.

     SECTION 9.11. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                      EL PASO ENERGY CORPORATION

                                      By         /s/ H. BRENT AUSTIN
                                        ----------------------------------------
                                      Name:            H. Brent Austin
                                           -------------------------------------
                                      Title:  Executive Vice President and Chief
                                             Financial Officer
                                          --------------------------------------

                                      EL PASO ENERGY ACQUISITION CO.

                                      By           /s/ RALPH EADS
                                        ----------------------------------------
                                      Name:              Ralph Eads
                                           -------------------------------------
                                      Title:       Executive Vice President
                                          --------------------------------------

                                      CRYSTAL GAS STORAGE, INC.

                                      By        /s/ J.N. AVERETT, JR.
                                        ----------------------------------------
                                      Name:           J.N. Averett, Jr.
                                           -------------------------------------
                                      Title:          President & C.E.O.
                                          --------------------------------------

                                                                         ANNEX B

PERSONAL AND CONFIDENTIAL

October 15, 1999

Board of Directors
Crystal Gas Storage, Inc.
229 Milan Street
Shreveport, LA 71101

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Crystal Gas Storage, Inc. (the "Company") of the $57.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of October 15, 1999, among El Paso Energy Corporation ("Buyer"), El Paso Energy Acquisition Co., a wholly-owned subsidiary of Buyer, and the Company (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain negotiations leading to, the Agreement. We also have provided certain investment banking services to Buyer and its affiliates from time to time, including having acted as co-manager of a public offering of $200,000,000 aggregate principal amount of 6 3/4% Notes due 2003 and $200,000,000 aggregate principal amount of 7 1/2% Debentures due 2026 of Buyer in November 1996, as co-manager of a public offering of 2,750,000 shares of common stock of Buyer in February 1997, and as co-manager of a public offering of 6,500,000 shares of 4 3/4% Trust Convertible Preferred Securities of El Paso Energy Capital Trust I in March 1998, and may provide investment banking services to Buyer and its affiliates in the future. Goldman, Sachs & Co. provides a full range of financial advisory services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Buyer for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; the reserve report by Coutret and Associates dated August 1, 1999 (the "Appraisal"); and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the natural gas salt dome storage industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and, except for the Appraisal referred to in the third paragraph of this opinion, we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with

Crystal Gas Storage, Inc.
October 15, 1999
Page  2

its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $57.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

                                                                         ANNEX C

       EXCERPT FROM SECTION 131 OF THE LOUISIANA BUSINESS CORPORATION LAW

     C. [A]ny shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken . . . .

     D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

     E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this Section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

     F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

     G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

     H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this Section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this Section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                           CRYSTAL GAS STORAGE, INC.

                                     PROXY

          This Proxy is solicited on behalf of the Board of Directors

     The undersigned shareholder of Crystal Gas Storage, Inc., a Louisiana corporation (the "Company"), hereby appoints J.N. Averett, Jr., Gary S. Gladstein and Donald G. Housley, and each of them, Proxies of the undersigned, with the power of substitution, to vote, as designated hereon, all of the shares of capital stock of the Company which the undersigned would be entitled to vote
at the annual meeting of shareholders to be held on December   , 1999, or any
adjournment or adjournments thereof, on the following matters more particularly
described in the Proxy Statement dated November   , 1999.




                          (Continued on Reverse Side)

[ X ]  Please mark your
       votes as in this
       example.

                                                       FOR    AGAINST    ABSTAIN

              1. PROPOSAL to approve and adopt        [  ]      [  ]       [  ]
                 the Agreement and Plan of
                 Merger, dated October 15, 1999,
                 among El Paso Energy Corporation
                 ("El Paso Energy"), El Paso Energy
                 Acquisition Co. ("El Paso Sub"),
                 a subsidiary of El Paso Energy,
                 and the Company pursuant to which the
                 Company will be merged into El Paso Sub.

              2. In their discretion the Proxies are
                 authorized to vote upon such other
                 business as may properly come before
                 the meeting.

              This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder.

              Note: Please sign your name exactly as it appears herein. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.




SIGNATURE(S) ____________________________________ DATED __________________, 1999

Please Mark, Sign, Date and Return This Proxy Card Promptly Using the Enclosed Envelope.